Exhibit 2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

WILLDAN ENERGY SOLUTIONS, INC.

WILLDAN GROUP, INC.

and

THE SHAREHOLDERS OF BURTON ENERGY GROUP, LLC.

Dated as of

May 4, 2026

TABLE OF CONTENTS

Page

Article I DEFINITIONS; CONSTRUCTION2

Section 1.1 Definitions2

Section 1.2 Construction12

Section 1.3 Other Definitions12

Article II PURCHASE AND SALE14

Section 2.1 Agreement to Purchase and Sell; Closing14

Section 2.2 Consideration14

Section 2.3 Delivery of Certificates Evidencing Purchased Interests14

Section 2.4 Adjustment to Initial Purchase Price15

Section 2.5 Earn-Out Consideration17

Section 2.6 Withholding21

Section 2.7 No Further Ownership in Purchased Interests21

Article III REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY22

Section 3.1 Organization22

Section 3.2 Authorization22

Section 3.3 Purchased Interests22

Section 3.4 Absence of Restrictions and Conflicts23

Section 3.5 Real Property24

Section 3.6 Title to Assets; Related Matters24

Section 3.7 Financial Statements25

Section 3.8 Accounts Receivable25

Section 3.9 Tax Returns; Taxes26

Section 3.10 No Undisclosed Liabilities28

Section 3.11 Absence of Certain Changes28

Section 3.12 Legal Proceedings30

Section 3.13 Compliance with Laws31

Section 3.14 Company Contracts31

Section 3.15 Company Employee Benefit Plans35

Section 3.16 Labor Relations38

Section 3.17 Employees and Contractors39

Section 3.18 Insurance Policies and Bonds40

Section 3.19 Environmental, Health and Safety Matters.40

Section 3.20 Transactions with Affiliates41

Section 3.21 Customers and Vendors; Services42

Section 3.22 Service Warranties42

Section 3.23 Intellectual Property42

Section 3.24 Software43

Section 3.25 Licenses44

Section 3.26 Bank Accounts and Powers of Attorney44

Section 3.27 Accounting Records44

Section 3.28 Brokers, Finders and Investment Bankers44

Article IV REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS45

Section 4.1 Authorization45

Section 4.2 Absence of Restrictions and Conflicts45

Section 4.3 Ownership of Membership Interests45

Section 4.4 Legal Proceedings46

Section 4.5 No Foreign Person46

Section 4.6 Certain Matters46

Article V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER46

Section 5.1 Organization46

Section 5.2 Authorization46

Section 5.3 Absence of Restrictions and Conflicts46

Section 5.4 Legal Proceedings47

Section 5.5 Investment Intent47

Article VI CERTAIN COVENANTS AND AGREEMENTS47

Section 6.1 Tax Matters47

Section 6.2 Release.49

Section 6.3 Employee Benefits Matters50

Section 6.4 Transaction Expenses51

Section 6.5 Confidentiality51

Section 6.6 Public Announcements52

Section 6.7 Further Assurances52

Article VII CLOSING DELIVERABLES52

Section 7.1 Sellers’ Closing Deliverables52

Section 7.2 Purchaser Closing Deliverables53

Article VIII INDEMNIFICATION54

Section 8.1 Indemnification of the Purchaser Indemnified Parties54

Section 8.2 Indemnification of the Seller Indemnified Parties55

Section 8.3 Indemnification Procedure55

Section 8.4 Claims Period59

Section 8.5 Liability Limits59

Section 8.6 Set-Off Rights60

Section 8.7 Limitation on Damages60

Section 8.8 Treatment of Indemnity Payments61

Section 8.9 Exclusive Remedy; Specific Performance61

Article IX MISCELLANEOUS PROVISIONS61

Section 9.1 Notices61

Section 9.2 Schedules and Exhibits62

Section 9.3 Assignment; Successors in Interest62

Section 9.4 Captions62

Section 9.5 Controlling Law; Amendment62

Section 9.6 Submission to Jurisdiction62

Section 9.7 Severability63

Section 9.8 Counterparts63

Section 9.9 Parties in Interest64

Section 9.10 Waiver64

Section 9.11 Integration64

Section 9.13 Seller Representative64

SCHEDULE INDEX

Schedule 3.1Organization; Good Standing

Schedule 3.3Purchased Interests

Schedule 3.4(a)Conflicts

Schedule 3.4(b)Government Filings

Schedule 3.5(a)Leased Real Property

Schedule 3.5(c)Liens on Real Property

Schedule 3.6Title to Assets

Schedule 3.7Financial Statements

Schedule 3.8Receivables

Schedule 3.9(d)Withholding of Taxes

Schedule 3.9 (e)Matters Relating to Tax Periods

Schedule 3.9(i)Tax Deficiency

Schedule 3.9(l)Affiliated Group Tax Returns

Schedule 3.10Liabilities

Schedule 3.11Absence of Changes

Schedule 3.12Legal Proceedings

Schedule 3.13Compliance with Laws

Schedule 3.14(a)Contracts

Schedule 3.14(c)Contract Exceptions

Schedule 3.14(c)(vi)Contract Overruns

Schedule 3.14(d)Government Contracts

Schedule 3.15(a)Employee Benefit Plans

Schedule 3.15(b)Amendments to Employee Benefit Plans

Schedule 3.15(c)Employee Benefit Plan subject to Title IV or the Code

Schedule 3.15(d)Multi-Employer Plans

Schedule 3.15(g)Employee Benefit Plan Compliance with Law

Schedule 3.15(i)Prohibited Transactions

Schedule 3.15(n)Change of Control Payments

Schedule 3.15(t)Employees Absent from Active Employment

Schedule 3.15(u)COBRA Elections

Schedule 3.16(a)Labor Relations

Schedule 3.16(b)Terminating Employees

Schedule 3.17Employees and Contractors

Schedule 3.18(b)Insurance Policies

Schedule 3.18(c)Bonds

Schedule 3.19(a)Compliance with Environmental Laws

Schedule 3.19(d)Health and Safety and Environmental Events

Schedule 3.20Transactions with Affiliates

Schedule 3.21(a)Customers and Vendors

Schedule 3.22Product and Service Warranties

Schedule 3.23(a)Company Registered Intellectual Property

Schedule 3.23(e)Works of Original Authorship

Schedule 3.24(a)Company Proprietary Software and Company Licensed Software

Schedule 3.24(d)Source Code for Company Proprietary Software

Schedule 3.25Licenses

v

Schedule 3.26Bank Accounts and Powers of Attorney

Schedule 3.27Accounting Records

Schedule 3.28Brokers, Finders and Investment Bankers

EXHIBIT INDEX

Exhibit 7.2(d)(2) - Form of Non-Competition Agreement for each shareholder

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 4, 2026, is made and entered into by and among (i) Willdan Energy Solutions, a California corporation (the “Purchaser”), a wholly-owned subsidiary of Willdan Group, Inc., a Delaware corporation (“Willdan”), (ii) Willdan, (iii) each of the holders of Membership Interests identified as such on the signature pages to this Agreement (each a “Seller” and, collectively, the “Sellers”), (iv) Burton Energy Group, LLC, a Georgia limited liability company (the “Company”), and (v) [REDACTED], as Seller Representative (as defined in Section 9.12).  The Purchaser, Willdan, the Sellers, the Company and the Seller Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company is a limited liability company duly formed and organized under the law of the State of Georgia, with all powers and authority to conduct its business as currently conducted;

WHEREAS, Sellers own 100% of the Membership Interests of the Company representing [REDACTED] Series A shares and [REDACTED] Series B shares (“Shares”) of the total outstanding Membership Interests (the “Purchased Interests”);

WHEREAS, the Purchaser desires to acquire from the Sellers, and Sellers desire to sell to the Purchaser, the Purchased Interests, on the terms and subject to the conditions set forth in this Agreement (the “Acquisition”); and

WHEREAS, the Parties desire to make and agree to certain representations, warranties, covenants and agreements in connection with the Acquisition, as set forth more fully herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINITIONS; CONSTRUCTION
Section 1.1Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Balance Sheet” has the meaning set forth in Section 3.7.

“Balance Sheet Date” has the meaning set forth in Section 3.7.

“Books and Records” means any books, records, files, research and production records, customer files, customer lists, customer product specifications, customer purchasing histories,

distributor files, vendor files, vendor lists, advertising and marketing materials, sales materials, budgets, forecasts, ledgers, journals, reports, technical information, databases, or documents, information and files of any kind, regardless of whether any of the foregoing are stored or maintained in traditional paper format, by means of electronic, optical or magnetic media or devices, photographic or video images, or any other format or media.

“Business” means the business of the Company as of immediately prior to the Closing, including providing energy management consulting and solutions and project management services related to such energy management solutions to a wide array of industries including retail, hospitality, education, healthcare, manufacturing and distribution, financial services, and senior living and manufactured housing. Notwithstanding the foregoing, the term “Business” shall not be construed or interpreted to include, or to encompass in any respect, the industries in which the Company's customers operate. For the avoidance of doubt, the reference to such industries in the preceding sentence is solely descriptive of the customers to whom the Company provides its services and does not mean that the Company itself is engaged in, or that the "Business" includes, any such industry.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of Alpharetta, Georgia.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes and any regulations promulgated thereunder.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by any Indemnified Party.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or the Sellers at Closing in connection with the transactions contemplated hereby, including the Acquisition.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Software.

“Company Licensed Software” means all Software (other than Company Proprietary Software) licensed to and used by the Company.

“Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has had a material adverse effect on the assets, Liabilities, properties, operations, Business, or financial condition of the Company, considered as a whole; provided, however, that no facts, circumstances, events, changes, effects or occurrences resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect or shall be taken into account when determining whether there has, may, would or could have occurred a Company Material Adverse Effect: (a) the effect of any change generally affecting the industries in which the Company operates as of the date hereof (including general pricing changes), (b) the effect of any change in the economy or the financial or securities markets in the United States or elsewhere in the world, (c) the effect of any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, (d) any change in Laws or accounting rules or principles, (e) the execution and delivery of this Agreement or the announcement and performance hereunder (including any cancellations or delays in contract awards any impact on relationships with customers, subcontractors, suppliers or employees), (f) any acts or failure to take action, or such other events or circumstances to which Purchaser has consented or that are permitted, prohibited, or required by this Agreement, or (g) any damage, destruction, impairment, or other loss of or with respect to any asset to the extent covered by insurance, except in the cases of clauses (a), (b) or (c), to the extent the effect of any such changes disproportionately and materially impact the operations, Business or financial condition of the Company, considered as a whole, relative to other participants in the industry in which the Company operates.

“Company Proprietary Software” means all Software owned by the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by or filed in the name of the Company.

“Company Software” means either the Company Licensed Software or the Company Proprietary Software.

“Contract” means any written or oral contract, agreement, arrangement, commitment, license, lease, easement, right of way, guaranty, distribution agreement, product swap agreement, customer contract, sales contract, supply agreement, or any other contract, agreement or arrangement of any kind, including all transferable rights under warranties and guarantees, express or implied, contained therein.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.  The terms “Controlling” and “Controlled” have correlative meanings.

“Customers” means all of the customers of the Company.

“Damages” means any damage, loss, Liability, assessment, levy, fine, charge, claim, demand, action, suit, proceeding, payment, judgment, settlement, penalty, cost or expense, including reasonable expenses and attorneys’ fees and expenses in connection with investigating, defending, settling or satisfying any and all Proceedings, Litigation or Orders, and in seeking indemnification, compensation or reimbursement therefor.

“Employment Agreements” means any employment contract, consulting agreement, termination or severance agreement, change of control agreement, non-compete agreement, non-solicitation agreement, or any other agreement or understanding (written or oral) respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship, in respect of any current or former officer, employee, consultant or independent contractor.

“Employment Laws” means all Laws in effect at or prior to Closing relating to employees and independent contractors and their employment, or rendition of services, including but not limited to health, labor, labor/management relations, occupational health and safety, pay equity, equal opportunity, discrimination, immigration, employment standards, benefits, workers’ compensation, wages, hours, collective bargaining, and the payment of social security and similar Taxes.

“Environmental Claims” means any complaint, summons, citation, notice, directive, Order, ruling, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Entity or any third party involving actual, potential or alleged violations of or liability under Environmental Laws or Releases of Hazardous Substances, and any information request from a Governmental Entity issued pursuant to any Environmental Law.

“Environmental Law” means any Law relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances (including without limitation, CERCLA, RCRA, and rule or regulation promulgated by the United States Occupational Safety and Health Administration and equivalent or similar state, local or foreign law).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.7.

“Foreign Official” means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization, or any political party or official thereof, or any candidate for political or political party office.

“Fraud” means an actual and intentional misrepresentation of a material fact constituting common law fraud under applicable Law, made by a party in the express representations and warranties set forth in this Agreement, with actual knowledge of its falsity and with the intent to induce another party to rely thereon, upon which such other party actually and justifiably relies to its detriment; provided, however, that (a) “Fraud” shall be limited solely to the actual (and not constructive, imputed, or collective) knowledge and intent of the individuals making the representation at issue, and (b) “Fraud” shall not include any claim based on negligence, recklessness, constructive fraud, equitable fraud, promissory fraud, or any other theory of fraud not requiring actual knowledge of falsity and intent to deceive.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Government Bid” means any bid that if accepted or awarded would result in a contract or agreement with (a) any Governmental Entity, (b) any prime contractor to any Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of the type described in clauses (a) and (b) above.

“Government Contract” means any contract or agreement between the Company and (a) any Governmental Entity, (b) any prime contractor to any Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of the type described in clauses (a) and (b) above.

“Governmental Entity” means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Substances” means any wastes, substances, radiation, or materials (whether solids, liquids or gases):  (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic pursuant to any Environmental Law; (b) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Law; (c) the presence of which on, under or emanating from the Leased Real Property would be subject to applicable statutory or common laws; (d) which contain, without limitation, polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (e) which have been deemed to pose a hazard to human health, safety, natural resources, employees or the environment under any Environmental Law.

“Holdback Amount” has the meaning set forth in Section 2.2(a).

“Indebtedness” means, without duplication, with respect to the Company, the sum of (a) all obligations of the Company for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including intercompany and shareholder indebtedness; (b) other indebtedness of the Company evidenced by notes, bonds, debentures or other debt securities; (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss; (d) indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, other than ordinary course trade payables (and, for the avoidance of doubt, excluding (i) any equipment that is purchased by Company on behalf of customers as a service in the ordinary course of business that is not titled in the Company’s name, and (ii) any customer deposits, advance payments, or any deferred revenue or inventory relating to [REDACTED] and [REDACTED] contracts pertaining to EMS equipment, Mini-split equipment and project management fees on associated HVAC unit installations); (e) all obligations of the Company as lessee or lessees under finance leases (and, for the avoidance of doubt, excluding any operating lease obligations or right-of-use lease liabilities arising solely under ASC 842 or similar accounting standards); (f) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company is party or by which the Company is otherwise bound; (g) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto; (h) any declared but unpaid dividends or distributions; (i) all obligations relating to employees or service providers that are accrued and payable as of the Closing Date (including personal leave, bonuses, commissions and severance obligations accrued as of the Closing Date), but excluding any obligations that arise or accrue after the Closing Date, whether or not attributable in whole or in part to a pre-Closing period; and (j) all obligations actually drawn or called under any letter of credit, banker's acceptance, guarantee, or surety arrangement; provided, however, that for the avoidance of doubt, any performance bond, bid bond, appeal bond or similar instrument that has not been drawn upon or called as of the Closing Date shall not constitute Indebtedness.

“Fundamental Purchaser Claims” means any claim by the Purchaser under Article VIII hereof for Purchaser Losses arising out of or relating to (a) a breach or inaccuracy of any representation or warranty contained in the first sentence in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Purchased Interests), Section 3.4(a)(i) (Absence of Restrictions and Conflicts), Section 4.1 (Authorization), or Section 4.3 (Ownership of Membership Interests), or (b) Fraud.

“Intellectual Property” means all intellectual property rights of the Company, including: (a) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, manufacturing processes, test and qualification processes, designs, drawings, schematics, proprietary information, know-how, technology, technical data and customer lists, and all documentation to the extent embodying any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all Software; (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (g) all databases and data collections and all rights therein throughout the world.

“Interim Balance Sheet” has the meaning set forth in section 3.7.

“Interim Balance Sheet Date” has the meaning set forth in section 3.7.

“Interim Financial Statements” has the meaning set forth in section 3.7.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Sellers” means the knowledge of each Seller, in each case, after (a) reasonable investigation of the Company’s Books and Records and (b) reasonable inquiry of any employees who would reasonably be expected to have knowledge of the event, condition, circumstance, act or other matter in question.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, Orders, rulings (including common law rulings), approvals, or awards issued by any Governmental Entity.

“Leased Real Property” means those parcels of real property or portions thereof of which the Company is the lessee (together with those fixtures or improvements thereon that are included in the terms of the leases therefor).

“Liability” or “Liabilities” means any and all debts, liabilities, commitments, obligations, duties or responsibilities of any kind and description, whether absolute or contingent, accrued or fixed, monetary or non-monetary, direct or indirect, known or unknown, or matured or unmatured, or of any other nature.

“Licenses” means all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, and encumbrances of any nature whatsoever.

“Litigation” means any litigation, legal action, arbitration, mediation, administrative or judicial proceeding, demand, or claim pending or, to the Knowledge of the Sellers, threatened, or, to the Knowledge of the Sellers, any investigation pending or threatened, against, affecting or brought by or against the Company, or any of the Company’s (i) assets or properties or (ii) present or former officers, directors, managers, employees or independent contractors, in each case in their capacities as such,  in any jurisdiction, foreign or domestic.

“Maximum Earnout” has the meaning set forth in Section 2.5.

“Membership Interests” means, with respect to any Person, (a) capital stock, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Net Working Capital” means the Company’s current assets (including cash) less the Company’s current liabilities (excluding the current portion of any Indebtedness and any Transaction Expenses), in each case calculated in accordance with the Company’s historical accounting practices applied consistently with past practice, and excluding any deferred revenue or inventory relating to [REDACTED] and [REDACTED] contracts pertaining to EMS equipment, Mini-split equipment and project management fees on associated HVAC unit installations.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before or under the supervision of any Governmental Entity, arbitrator or mediator.

“Ordinary Course” means the ordinary course of business consistent with past practice of the Company.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith, (b) Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent, and (d) in the case of Leased Real Property, in addition to items (a), (b) and (c), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company.

“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or association or other similar entity, Governmental Entity or other legal entity.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser at Closing in connection with the transactions contemplated hereby, including the Acquisition.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (which following the Closing, shall include the Company) and each of their respective officers and directors, and each of the successors and assigns of any of the foregoing.

“Purchaser Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has had or has a material adverse effect on the Purchaser’s ability to consummate the Acquisition; provided, however, that no facts, circumstances, events, changes, effects or occurrences resulting from, relating to or arising out of the following shall be deemed to be or constitute a Purchaser Material Adverse Effect or shall be taken into account when determining whether there has, may, would or could have occurred a Purchaser Material Adverse Effect: (a) the effect of any change generally affecting the industries in which the Purchaser operate as of the date hereof (including general pricing changes), (b) the effect of any change in the economy or the financial or securities markets in the United States or elsewhere in the world, (c) the effect of any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, or (d) any change in Laws or accounting rules or principles, except in the cases of clauses (a), (b) or (c), to the extent the effect of any such changes disproportionately and materially impact the operations, business or financial condition of the Purchaser relative to other participants in the industries in which the Purchaser operates.

“R&W Insurance” means a Purchaser-side representations and warranties insurance policy, of which the premium will be paid 50% by the Purchaser and 50% by the Company and the Sellers, insuring the Purchaser and Willdan with respect to breaches of representations and warranties of the Sellers in this Agreement.  Purchaser shall be solely responsible for any retention payments relating to claims made under the R&W Insurance policy.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any successor statute, and any regulations promulgated thereunder.

“Registered Intellectual Property” means all United States and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, registered and applications to register trade dress, intent-to-use trademark or service mark applications, or other registrations or applications for trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; and (d) domain name registrations.

“Release” means the presence, release, spill, emission, leaking, pulping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, and any exposure to Hazardous Substances.

“Representative” means, with respect to any Person, such Person’s equity holders, directors, members, managers, officers, employees, agents, consultants or Persons acting in a similar capacity.

“Restricted Period” has the meaning set forth in Section 6.9.

“Seller Indemnified Parties” means the Sellers and any of their respective heirs, executors, members, successors and assigns.

“Senior Creditor” means a syndicate of financial institutions with BMO Harris Bank N.A. as the administrative agent under the Senior Financing Agreement, together with its successors and assigns.

“Senior Event of Default” means an “Event of Default” as defined in the Senior Financing Agreement.

“Senior Financing Agreement” means that certain Credit Agreement dated as September 29, 2023, among Willdan, as the Borrower, Purchaser as a Guarantor, the other guarantors and loan parties thereunder, and a syndicate of BMO Harris Bank N.A., as the administrative agent,  as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Sharing Ratio” means, with respect to each Seller, the percentage set forth opposite such Seller’s name below, which corresponds to such Seller’s proportionate ownership of the Purchased Interests as of immediately prior to the Closing; provided that the Sharing Ratios of all Sellers shall aggregate to one hundred percent (100%): [REDACTED].: [REDACTED]%; [REDACTED]: [REDACTED] %; [REDACTED]: [REDACTED] %; [REDACTED]: [REDACTED] %; [REDACTED]: [REDACTED] %; [REDACTED]: [REDACTED] %.

“Software” means all computer software programs, together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form.

“Software Licensing” has the meaning set forth in Section 2.5(b).

“SOL Purchaser Claims” means any claim by the Purchaser under Article VIII for Purchaser Losses arising out of or relating to a breach or inaccuracy of any representation or warranty contained in Section 3.9 (Tax Returns; Taxes) or Section 3.15 (Company Employee Benefit Plans).

“Tax” or “Taxes” means all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, stamp, capital stock, real property, personal property, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added, premium, windfall profits, environmental, customs duty, profits, transaction, registration, alternative or add-on minimum and estimated taxes, composite taxes payable by the Company on behalf of shareholders, and all other taxes of any kind for which the Company has any liability imposed by any Governmental Entity, whether disputed or not, and any associated charges, interest, additions to tax, or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information return or other document (including schedules or any related or supporting information) required to be supplied to a Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Territory” means the United States of America..

“Trading Day” means any day on which the New York Stock Exchange (or such other national securities exchange or trading market on which shares of Willdan Common Stock are then listed or traded) is open for the transaction of business and shares of Willdan Common Stock are traded thereon, other than a day on which trading in shares of Willdan Common Stock is scheduled to close prior to its regular weekday closing time.

“Transaction Expenses” means, without duplication, to the extent unpaid as of the Closing, the aggregate amount of Liabilities payable by or on behalf of the Company and/or any Seller for which the Company or the Purchaser could become liable at or after the Closing in connection with the negotiation, preparation and consummation of the transactions contemplated by this Agreement, including: (a) any legal, accounting, financial advisory and other third party advisory, brokerage, or consulting fees and other expenses incurred by a Party in connection with the transactions contemplated by this Agreement and other related matters; (b) the amount of (i) transaction bonuses, or change of control payments, that were (x) authorized or approved in writing by the Sellers prior to the Closing Date, (y) set forth on a schedule delivered to Purchaser at or prior to Closing, and (z) solely attributable to pre-Closing obligations of the Company, and (ii) the employer's share of any employment, payroll or social security Taxes solely attributable to the amounts described in clause (b)(i) above; provided, however, that Transaction Expenses shall expressly exclude, and no Seller shall have any liability for: (A) any retention payments for the R&W Insurance, incentive compensation, or other compensatory arrangements initiated, imposed, or required by Purchaser or any of its Affiliates on or after the Closing Date, (B) any payments attributable to post-Closing events or decisions made by Purchaser or any of its Affiliates, (C) any employer-side payroll, employment or social security Taxes arising from or attributable to any compensation arrangement established or modified by Purchaser or any of its Affiliates after the Closing Date, and (D) the R&W Insurance premium and associated fees and costs, which shall be allocated between the Parties as set forth in the definition of R&W Insurance and shall not reduce the amount payable to Sellers hereunder; and (c) any fees and expenses incurred in connection with obtaining any third party consents required in connection with the Acquisition solely as a result of actions taken or obligations incurred by the Sellers or the Company prior to the Closing Date.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, including all interest, additions, surcharges, fees or penalties related thereto, arising out of or incurred in connection with the transactions contemplated by this Agreement and the other Company Ancillary Documents.

“Treasury Regulations” means any regulations promulgated under the Code.

“Vendors” means the top twenty (20) vendors, suppliers, materialmen and other subcontractors of the Company in terms of amounts paid to such Vendors during the Company’s fiscal year ended 2025 and the four-month period ended April 30, 2026.

“Willdan” has the meaning set forth in the Preamble.

Section 1.2Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender and neuter, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the word “or” is not exclusive, (e) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) unless otherwise specified, the terms “day” and “days” mean and refer to calendar day(s), and (g) unless otherwise specified, the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) include and incorporate all exhibits, schedules and other attachments thereto, (B) include all documents, instruments or agreements issued or executed in replacement thereof, and (C) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time; and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time at or prior to the Closing Date.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
Section 1.3Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term below:

TermSection

Accountants2.4(d)

AcquisitionRecitals

AgreementPreamble

Causes of Action6.5(a)

Certificates2.3(a)

Claim Notice8.3(a)

Closing NWC2.4(a)

COBRA3.15(q)

CompanyPreamble

Company Contracts3.14(a)

Continuing Employee6.6

Deductible8.5

Direct Claim8.3(a)

Dispute Period8.3(b)

Earn-Out Disagreement2.5(g)

Earn-Out Financial Statement2.5(g)

Earn-Out Payment2.5(a)

Earn-Out Period2.5(a)

Earn-Out Resolution Discussions2.5(i)

Employee Benefit Plans3.15(a)

ERISA Affiliate3.15(a)

ERISA Plans3.15(a)

Final Statement2.4(b)

Final Statement Disagreement2.4(c)

Indemnification Cap8.5

Indemnification Claims8.3(a)

Indemnified Party8.3

Indemnifying Party8.3

Initial Purchase Price2.2(a)

Initial Purchase Price Adjustment2.4(a)

Leases3.5(a)

Licensed Professionals3.13(a)

PartiesPreamble

PartyPreamble

Post-Closing Tax Period3.9(e)

Pre-Closing Tax Period3.9(e)

Proceeding8.3(a)

Purchased InterestsRecitals

Purchase Price2.2(b)

PurchaserPreamble

Purchaser Losses8.1

Purchaser Plan6.6(b)

Released Parties6.5(a)

Releasing Parties6.5(a)

SellerPreamble

Seller Agreements7.2(d)

Seller Representative9.12

Settlement8.3(b)

Straddle Period6.3(b)

Target NWC2.4(a)

Third Party Claim8.3(a)]

Article II
PURCHASE AND SALE
Section 2.1Agreement to Purchase and Sell; Closing.
(a)Subject to the terms and conditions of this Agreement, Sellers hereby sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser hereby purchases and acquires from Sellers, free and clear of all Liens, all of the Purchased Interests in exchange for the Purchase Price.
(b)The consummation of the transactions contemplated by this Agreement, including the Acquisition (the “Closing”), shall be deemed to take place at 10:00 a.m. (Pacific Time) on the date hereof (the “Closing Date”).  The Parties expect to exchange documents electronically, and no Party shall be required to appear at any specific physical location to effect the Closing.
Section 2.2Consideration.
(a)The aggregate amount to be paid by the Purchaser for the Purchased Interests at the Closing shall be (i) $52,000,000 in cash, less $1,000,000 (the “Holdback Amount”) and less the aggregate amount of any Transaction Expenses of the Company and Indebtedness of the Company paid at the Closing ,  (ii) 131,626 of shares of Willdan Common Stock having a value equal to $10,000,000 calculated based upon the volume weighted average price for the twenty (20) Trading Days immediately preceding the third Trading Day prior to the Closing Date, bearing a two-year trading restriction and (iii) less 50% of the R&W insurance premium and associated fees and costs (“R&W Insurance Premium”) (collectively, the “Initial Purchase Price”).  The Purchaser shall pay the cash amount of the Initial Purchase Price at Closing to each of the Sellers via a wire transfer of immediately available funds, in accordance with Section 2.2(b) and to an account designated by each Seller in writing prior to the Closing.  The Purchaser shall also issue the stock consideration of the Initial Purchase Price within three (3) Business Days from the date of Closing, to each of the Sellers via their designated stock brokerage accounts in accordance with Section 2.2(b).   The Holdback Amount under Section 2.2(a) shall be paid to the Sellers, or retained by Purchaser, when, as and to the extent provided in accordance with Section 2.4.
(b)The Initial Purchase Price due the Sellers and the Earn-Out Payment (as defined in Section 2.5) will be allocated among the Sellers in accordance with their ownership percentages of the Shares.  The Initial Purchase Price is subject to adjustment pursuant to Section 2.4, and any such adjustment shall be allocated among the Sellers in accordance with their ownership percentages of the Shares.  The Initial Purchase Price, as adjusted, and the Earn-Out Payment due hereunder will constitute the “Purchase Price” for purposes of this Agreement.

Section 2.3Delivery of Certificates Evidencing Purchased Interests.

(a)At the Closing, each Seller shall deliver to the Purchaser transfer instruments, in form and substance reasonably satisfactory to the Purchaser, executed for transfer, representing the Purchased Interest held by each such Seller.
(b)The Initial Purchase Price paid upon the Closing and execution of the transfer instruments in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Purchased Interests.
(c)At Closing, each Seller shall provide to Purchaser a completed W-9 Form.
Section 2.4Adjustment to Initial Purchase Price.
(a)The Initial Purchase Price shall be adjusted upward or downward on a dollar-for-dollar basis (the “Initial Purchase Price Adjustment”) to the extent that, as of the close of business on the Closing Date, the Company’s Net Working Capital (the “Closing NWC”), calculated as set forth below, is more or less than $0  (the “Target NWC”).
(i)The Initial Purchase Price Adjustment will be determined by (A) preparing a Closing Date balance sheet that is mutually agreed to by the Parties, (B) calculating the difference between the Closing NWC and the Target NWC, and (C) making payment of the difference to the appropriate party.
(ii)The Closing NWC will be calculated as (A) the Company’s current assets, as further described in subparagraph (b) below, less (B) the Company’s current liabilities (excluding the current portion of any Indebtedness and Transaction Expenses incurred by the Company and/or the Sellers that have not been paid prior to Closing). For clarification, the Closing NWC shall be calculated from Seller’s accounting system on the accrual basis consistent with the Company’s historical accounting practices which shall not be materially different than GAAP, and shall include any work in progress and accrued vacation, holiday, sick time and deferred revenue, as well as a pro rata portion of the expected year-end bonus expense for all employees and any accrued liability for performance or other incentive bonuses.
(b)Not later than sixty (60) days after the Closing Date, the amount of the Closing NWC shall be determined and set forth in a statement to be prepared by the Seller Representative (the “Final Statement”). The Final Statement shall be prepared from Company’s accounting system on the accrual basis according to Company’s historical practices as consistently applied, which will be substantially in accordance with GAAP, and shall reflect all current assets  and current liabilities (excluding Indebtedness and Transaction Expenses) of the Company as of the Closing Date as described in subparagraph (a)(ii) above. The Parties agree that the earn-out liabilities payable under Section 2.5 hereof will be accounted for on the Purchaser’s Books and Records and, accordingly, will not be considered liabilities of the Company for purposes of calculating NWC.
(c)The Seller Representative shall cause the Final Statement to be delivered to the Purchaser for review by the Purchaser and its accountants in accordance with Section

2.4(b).  The Final Statement shall be final and binding upon the Parties for all purposes, unless the Purchaser shall notify the Seller Representative in writing, not later than thirty (30) days from the Purchaser’s receipt of the Final Statement, of a disagreement with the amounts reflected in the Final Statement (the “Final Statement Disagreement”), in which event the provisions of subparagraph (d) below shall apply.  Such notice shall specify all items as to which there is disagreement, including the amount, and provide an explanation of the basis for such disagreement.  During the 30-day review period, the Purchaser and its representatives shall have full access to the Company’s Books and Records, and the Seller shall make available to the Purchaser, at reasonable times and upon reasonable notice, the employees, representatives and agents of the Seller who prepared, or assisted in the preparation of, the Final Statement.  The failure of the Purchaser to timely notify the Seller Representative in writing of the existence of a Final Statement Disagreement shall be deemed, for all purposes, the Purchaser’s acceptance of the Final Statement.
(d)In the event and to the extent that the Purchaser shall timely notify the Seller Representative in writing, as provided in subparagraph (c) above, of a Final Statement Disagreement, the Parties shall attempt, in good faith, to resolve such disagreement.  In the event the Parties are unable to resolve such Final Statement Disagreement within ten (10) Business Days from the date of receipt by the Seller Representative of notice from the Purchaser of the Final Statement Disagreement, each of the Purchaser and the Seller Representative shall, within ten (10) Business Days, submit to representatives of a mutually agreed independent accounting firm that has not provided services to Sellers or Purchaser or any of their respective Affiliates within the last three (3) years (the “Accountants”) their respective proposal concerning what the amount of Closing NWC should be, together with all relevant financial data, and the Final Statement Disagreement shall be submitted for final and binding arbitration and resolution by the Accountants.  In resolving the Final Statement Disagreement, the Accountants shall only consider those items or amounts in the Final Statement as to which the Parties disagree.  After completing their review of the Final Statement Disagreement, the Accountants shall resolve each item in dispute and confirm their conclusion (and the resulting amounts) in writing to the Seller Representative and the Purchaser.  The Parties shall instruct the Accountants to deliver their written conclusion to the Purchaser and the Seller Representative no later than thirty (30) days following the conclusion of the presentation of the Purchaser’s and the Seller Representative’s respective proposals to the Accountants.  The decision of the Accountants regarding such adjustment shall be final and binding upon the Parties for all purposes and enforceable in any court of competent jurisdiction.  The fees and costs of the Accountants, if any, shall be borne based on the inverse of the percentage that the Accountants’ determination bears to the total amount of the total items in dispute as originally submitted to the Accountants.  For example, should the items in dispute total in amount to $1,000 and the Accountants awards $600 in favor of Sellers, 60% of the costs of its review would be borne by the Purchaser and 40% of the costs would be borne by Sellers.
(e)In the event the Closing NWC is finally determined to equal or exceed the Target NWC, the excess, if any, and the remaining balance of the Holdback Amount shall be paid to Sellers in accordance with  Section 2.2(b).  In the event the Closing NWC is finally determined to be less than the Target NWC, the Purchaser shall be entitled to retain a portion of the Holdback Amount equal to the negative adjustment amount set forth in the

Final Statement (the “NWC Shortfall”), and the remainder of the Holdback Amount, if any, shall be released to Sellers. If the Holdback Amount is insufficient to satisfy the entire NWC Shortfall, then within five (5) Business Days of acceptance of the applicable Closing NWC Statement, the Seller Representative shall collect the amount of deficiency in excess of the Holdback Amount, if any from the Sellers and the Sellers shall pay to the Purchaser the full excess amount of such deficiency in cash.  Any payment required by this subparagraph (e) shall be made within ten (10) days after the determination that there is no dispute among the Parties with respect to the Final Statement if there is no such dispute, or ten (10) days after the resolution of any such dispute pursuant to subparagraph (d) hereof.
Section 2.5 Earn-Out Consideration.  In addition to the Initial Purchase Price, the Sellers may receive additional consideration of up to $12,000,000 (the “Maximum Earnout”) payable in cash, over a two-year earn-out period (the “Earn-Out Period”) following the Closing Date.  The earn-out, described below, will be paid in accordance with the following terms (it is being understood that the aggregate of all Earn-Out payments paid to Sellers pursuant to this Agreement shall not exceed the Maximum Earnout under any circumstances):

(a)With respect to the period of the first twenty-four months following the Closing (the “Earn-Out Period”), the Purchaser will make an earn-out payment based upon the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) during the first and second twelve-month periods comprising the Earn-Out Period (each, an “Earn-Out Payment”). For purposes of determining the Earn-Out Payments, EBITDA for any twelve-month period is defined as earnings from operations of the Company during such twelve-month period determined in accordance with GAAP, as adjusted for interest, income taxes, depreciation and amortization allocable to such twelve-month period, and further adjusted by adding back each of the following items to the extent deducted in computing such earnings from operations: (ii) any stock-based compensation expense, equity award amortization, or similar non-cash charges attributable to equity grants or awards made by Purchaser or any of its Affiliates to employees or service providers of the Company after the Closing Date;; (iv) any overhead allocations, management fees, intercompany charges, or other amounts charged or allocated to the Company by Purchaser or any of its Affiliates after the Closing, to the extent such charges would not have been borne by the Company in the Ordinary Course on a standalone basis; (v) any charges, expenses, or write-offs resulting from any change in accounting methods, policies, or principles imposed on the Company by Purchaser or any of its Affiliates after the Closing that differ fromGAAP; and (vi) any non-cash impairment charges, write-downs of goodwill or other intangible assets, or purchase accounting adjustments arising from or related to the Acquisition (collectively, the “EBITDA Add-Backs”). For the avoidance of doubt, no EBITDA Add-Back shall result in any item being added back more than once. The calculation of the Company’s EBITDA will include any charges borne by the Purchaser from Persons that are not Affiliates of Purchaser solely for the benefit of the Company that otherwise would have been incurred directly by the Company in the Ordinary Course regardless of the sale of the Company contemplated hereby.

(b)If the Company generates EBITDA of or exceeding $[REDACTED] (the “Year 1 EBITDA Target”) during the twelve-month period beginning on the Closing Date and ending on the day prior to the first anniversary of the Closing Date (such period, “Year 1”), the Purchaser will make an Earn-Out Payment of $6,000,000. For EBITDA of less than $[REDACTED] but more than $[REDACTED] for Year 1, the amount of the Earn-Out Payment required to be paid in respect of Year 1 will be pro-rated based upon the quotient of (i) the amount by which the Company’s EBITDA exceeds $[REDACTED], divided by (ii) $[REDACTED], multiplied by (iii) $[REDACTED]. No Earn-Out Payment is payable for Year 1 if the Company’s EBITDA is less than $[REDACTED]. The Earn-Out Payment is to be paid in cash to the Seller Representative for distribution to the Sellers under Section 2.2(b) within eighty-five (85) days after the first anniversary of the Closing Date, or ten (10) days after the resolution of an Earn-Out Disagreement.

. Earn-Out Example #1: if the Company’s EBITDA for Year 1 is $[REDACTED], the Earn-Out Payment would be $[REDACTED] derived as [REDACTED]% of the $[REDACTED] total available for that period (([REDACTED]/ [REDACTED]) x [REDACTED]).

Earn-Out Example #2: if the Company’s EBITDA for Year 1 is $[REDACTED], the Earn-Out Payment for Year 1 would be [REDACTED]% of the $[REDACTED] total available for that period,

(c)If the Company generates EBITDA of or exceeding $[REDACTED] (the “Year 2 EBITDA Target”) during Year 2, the Purchaser will make an Earn-Out Payment of $[REDACTED]. For EBITDA  of less than $[REDACTED] but more than $[REDACTED] for Year 2, the Earn-Out Payment will be pro-rated based upon the quotient of (i) the amount by which the Company’s EBITDA for Year 2 exceeds $[REDACTED], divided by (ii) $[REDACTED], multiplied by (iii) the maximum Earn-Out Payment available for Year 2. No Earn-Out Payment is payable for Year 2 if the Company’s EBITDA for Year 2 is less than $[REDACTED]. The Earn-Out Payment is to be paid in cash to the Seller Representative for distribution to the Sellers under Section 2.2(b) within eighty-five (85) days after the second anniversary of the Closing Date, or ten (10) days after the resolution of an Earn-Out Disagreement.

Year 2 Example #1: if the Company’s EBITDA for Year 2 is $[REDACTED], the Earn-Out Payment earned in Year 2 would be $[REDACTED], representing [REDACTED]% of the $[REDACTED] maximum Earn-Out Payment available for that period (($[REDACTED] Actual EBITDA in excess of $[REDACTED] threshold)/ $[REDACTED] EBITDA earn out range ($[REDACTED] target less $[REDACTED] minimum) x $[REDACTED]).

Year 2 Example #2: if the Company’s EBITDA for Year 2, is $[REDACTED],  as such EBITDA exceeds the Year 2 EBITDA Target by $[REDACTED] ($[REDACTED] – $[REDACTED]). The Earn-Out Payment earned in Year 2 would be the $[REDACTED] maximum Earn-Out Payment available for that period.

(d)The financial statement showing the Company’s EBITDA for the Earn-Out Period (the “Earn-Out Financial Statement”) shall be prepared by the Purchaser in accordance with  GAAP and delivered to the Seller Representative no later than forty-five

(45) days following the end of the Earn-Out Period.  Unless the Seller Representative shall notify the Purchaser in writing, not later than thirty (30) days from the Seller Representative’s receipt of the Earn-Out Financial Statement, of a disagreement with the Earn-Out Financial Statement (an “Earn-Out Disagreement”), the Earn-Out Financial Statement shall be final and binding upon the parties hereto. Unless there is an Earn-Out Disagreement (which shall be resolved in accordance with subparagraph (e) below), the Purchaser shall, within ten (10) days following the acceptance or deemed acceptance by the Seller Representative of the Earn-Out Financial Statement, pay the appropriate Earn-Out Payment to the Seller Representative in cash via wire transfer of immediately available funds for appropriate distribution under Sections 2.2(b) and (c).  If there is an Earn-Out Disagreement, the amount of the Earn-Out Payment not in dispute shall be paid pursuant to the immediately preceding sentence.

(e) Notice of Earn-Out Disagreement shall specify all items as to which there is an Earn-Out Disagreement, including the amount, and provide an explanation of the basis for such Earn-Out Disagreement; provided, however, that the Seller Representative shall not be precluded from raising additional points of disagreement or providing additional explanations in the subsequent discussions and arbitration discussed in subparagraph (i) below.  The Seller Representative’s failure to timely notify the Purchaser in writing of the existence of an Earn-Out Disagreement shall be deemed, for all purposes, to be the Seller Representative’s acceptance of the Earn-Out Financial Statement. In the event and to the extent that the Seller Representative shall timely notify the Purchaser in writing, as provided in subparagraph (d), of an Earn-Out Disagreement, the Parties hereto shall attempt, in good faith, to resolve such Earn-Out Disagreement (“Earn-Out Resolution Discussions”).  In the event that the Parties are unable to resolve such Earn-Out Disagreement within twenty (20) Business Days after the date of receipt by the Purchaser of notice from the Seller Representative of the Earn-Out Disagreement, the Purchaser and the Seller Representative shall, within ten (10) Business Days, submit to the Accountants its or his proposal to settle the Earn-Out Disagreement.  Further, the Parties shall submit to the Accountants all relevant financial data, and the Earn-Out Disagreement shall be submitted for final and binding arbitration and resolution by the Accountants.  In resolving the Earn-Out Disagreement, the Accountants shall only consider those items or amounts in the Earn-Out Financial Statement as to which the Parties have continued to disagree after the Earn-Out Resolution Discussions.  After completing their review of the Earn-Out Disagreement, the Accountants shall resolve each item in dispute and confirm their conclusion in writing to the Seller Representative and the Purchaser.  The Parties shall instruct the Accountants to deliver their written conclusion to the Purchaser and the Seller Representative no later than thirty (30) days following the conclusion of the presentation of the Purchaser’s and the Seller Representative’s respective proposals on the Earn-Out Disagreement to the Accountants.  The decision of the Accountants shall be final and binding upon the parties hereto for all purposes and enforceable in any court of competent jurisdiction.  Within three (3) days following the decision of the Accountants, the Purchaser shall make the required payment in cash to the Seller Representative for appropriate distribution, via wire transfer of immediately available funds.  The fees and costs of the Accountants, if any, in connection with such arbitration shall be borne based on the inverse of the percentage that the Accountants’ determination bears to the total amount of the total items in dispute as originally submitted to the Accountants.  For example, should the items in dispute total in amount to $1,000 and the Accountants awards $600 in favor of Sellers, 60% of the costs of its review would be borne by the Purchaser and 40% of the costs would be borne by Sellers.

(f) The Purchaser will make the work papers and back-up materials used in preparing the Earn-Out Financial Statements, and the books, records and financial staff of the Purchaser and the Company, available to the Seller Representative and his accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by the Purchaser of the Earn-Out Statement, (B) the review by the Seller Representative of the Earn-Out Statement, and (C) the resolution by the Parties of any objections thereto.

(g)Until the expiration of the Earn-Out Period, except as consented to in writing by the Seller Representative, the Purchaser shall:

(i)conduct the operations of the Company in the usual and Ordinary Course to the extent such conduct is in compliance with the Purchaser’s operating policies (copies of which have been provided to Seller Representative) and take no action or make any omission intended to, or that would knowingly result in (A) a reduction in EBITDA below that which would have been achieved if such action had not been taken, or (B) a material increase in costs or expenses allocated to the Company that is not consistent with the Ordinary Course and is intended to, reduce the Company's EBITDA below that which would have been achieved if such action had not been taken;

(ii) use best efforts to maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Company as of the Closing Date and during the Earn-Out Period;

(iii)maintain a financial reporting system that will separately account forEBITDA, and allow Seller Representative reasonable access to such system from time to time during the Earn-Out Period;

(iv)make reasonable commercial efforts to ensure that the Company maintains the services of any technical and management employees who are essential to perform any then current Contracts of the Company;

(v)not terminate, transfer, assign or novate to any Person any then current Contracts of the Company or those executed within the Earn-Out Period without first mutually agreeing to make a pro-rata adjustment of the Earn-Out targets;

(vi) regularly consult with and consider in good faith the recommendations and requests of the Seller Representative regarding management of then current projects, and bidding on new projects proposed to be undertaken by the Company;

(vii)consult with and consider in good faith the recommendations and requests of the Seller Representative regarding the budget for the Company during the Earn-Out Period;

(viii)consult with and consider in good faith the recommendations and requests of the Seller Representative regarding employees’ salaries and bonuses and office openings and closures; and

(ix) provide as appropriate in the then current circumstances reasonable support to the Company as may be reasonably requested by the Seller Representative from time to time, in the Ordinary Course, including, without limitation, working capital, technical support, equipment, office space, supplies and assistance with recruiting and other corporate functions; provided, however, that any direct costs mutually agreed to be borne by the Purchaser solely for the benefit of the Company will be accrued for purposes of determining the Earn-Out Payment.

(h)Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be obligated to pay all or any portion of the Earn-Out Payment on the date such payment is otherwise due hereunder if and to the extent that the payment of such amount would result in a Senior Event of Default or a Senior Event of Default exists at the time of such contemplated payment. Purchaser shall use commercially reasonable good faith efforts to avoid the occurrence of, and to cure, any Senior Event of Default that would prevent or delay payment of any Earn-Out Payment. Any Earn-Out Payment deferred pursuant to this Section 2.5(h) shall accrue interest at the rate of prime plus 3% per annum from the date such payment was originally due until the date of actual payment. Purchaser shall pay any amount it is obligated to pay under this section, together with all accrued interest thereon, as soon as the restrictions set forth in the first sentence of this Section 2.5(h) no longer exist. Sellers acknowledge and agree that any failure by Purchaser to pay all or any portion of the Earn-Out Payment on the date otherwise due hereunder solely by virtue of this section shall not constitute a default under or a breach of this Agreement for any reason, provided that Purchaser is in compliance with its obligations under this Section 2.5(h). The Senior Creditor shall be an express third-party beneficiary with respect to this section.

Section 2.6 Withholding.  Purchaser, the Company, and any of their Affiliates shall be entitled to deduct and withhold (or have deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as it determines are required or permitted to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or federal Tax Law or under any other applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Section 2.7 No Further Ownership in Purchased Interests.  As of the Closing, the Sellers shall cease to have any direct or indirect rights with respect to the Purchased Interests.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Sellers, jointly and severally, hereby represent and warrant to the Purchaser, as of the Closing Date, the following:

Section 3.1 Organization.  The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia.  The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as currently conducted.  The Company is duly qualified to transact business as a foreign entity and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its Business requires such qualification except where the failure to qualify would not, individually or in the aggregate, have a Company Material Adverse Effect.  A list of the jurisdictions in which the Company is qualified to conduct its Business is set forth in Schedule 3.1.  Except as set forth on Schedule 3.1, the Company does not have any subsidiaries or Controlled Affiliates. The Sellers have previously made available to the Purchaser complete copies of the Company’s articles of organization, operating agreement and any other organizational documents of the Company, each as amended, amended and restated, supplemented or otherwise modified from time to time (the “Organizational Documents”).
Section 3.2 Authorization.  The Company has all necessary power and authority to execute and deliver the Company Ancillary Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby, including the Acquisition.  The execution, delivery and performance by the Company of the Company Ancillary Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized and approved by the Sellers as the sole members of the Company, and no other proceedings on the part of the Company or any member of the Company are necessary to authorize this Agreement and each such other Company Ancillary Documents, or to consummate the transactions contemplated hereby and thereby.  When each of the agreements that are Company Ancillary Documents to which the Company is a party have been duly executed and delivered by the Company, and assuming due authorization, execution and delivery thereof by the other parties thereto, each such agreement will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
Section 3.3 Purchased Interests.  The Purchased Interests constitute all of the outstanding Membership Interests of the Company and are held of record and beneficially, free and clear of any Liens, as of immediately prior to Closing, by the Sellers.  The Purchased Interests have been duly authorized and validly issued.  Schedule 3.3 accurately and completely sets forth the number of all Purchased Interests that are authorized and outstanding, and the holder thereof.  Except as set forth in Schedule 3.3, (a) there are no outstanding options, warrants, rights, calls, conversion rights, rights of exchange, subscriptions, or convertible or exchangeable securities relating to the Purchased Interests or other equity interests of the Company; (b) there are no distributions that have accrued but are unpaid on the Purchased Interests or other equity interests of the Company; (c) there are no outstanding Contracts of the Company or any Seller to purchase or otherwise acquire any outstanding Purchased Interests or other equity interests of the Company, or securities or obligations of any kind convertible into any Purchased Interests or other equity interests of the Company; and (d) there are no Contracts between any Seller and any other Person relating to the management of the Company or any equity interest of the Company.

Section 3.4 Absence of Restrictions and Conflicts.
(a)Except as set forth on Schedule 3.4(a), the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Company Ancillary Documents does not and will not, (i) conflict with or violate the Organizational Documents, (ii) to the Knowledge of the Sellers, conflict with or violate any Law applicable to the Company, or by which any property or asset of the Company is bound, or (iii) require any consent which has not been previously obtained or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of any Lien or other encumbrance on any property or asset of the Company, in all cases, pursuant to any of the terms, conditions or provisions of any Contract to which the Company is a party, except with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole; provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any Seller shall be deemed to be in breach of this Section 3.4(a), nor shall any Purchaser Indemnified Party have any claim for Damages arising under this Agreement, with respect to the failure to obtain prior to Closing any consent that is disclosed on Schedule 3.4(a) (the "Scheduled Consents"), it being acknowledged by Purchaser that Purchaser has agreed to consummate the Acquisition without the prior receipt of such Scheduled Consents and has accepted the risk associated therewith.
(b)Except as set forth on Schedule 3.4(b) and to the Knowledge of the Sellers, the execution and delivery by the Company of the Company Ancillary Documents to which it is a party does not, and the performance of its obligations thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where such consent, approval, authorization or permit has been previously obtained, such filing or notification has been previously made, or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to result be material to the Company, taken as a whole.

Section 3.5 Real Property.
(a)Schedule 3.5(a) correctly identifies all Leased Real Property, and the Sellers have delivered or otherwise made available, or caused to be delivered, to the Purchaser all leases, agreements and subleases, and any amendments thereto, with respect to such Leased Real Property (the “Leases”).  The Leases are in full force and effect, and there are no existing material defaults or any events that with the passage of time or the giving of notice, or both, would constitute an event of default by the Company under any Lease to which it is a party, or, to the Knowledge of the Sellers, by any other party to any Lease.  Except as described in Schedule 3.5(a), no consent, waiver, approval or authorization that has not been previously obtained is required from the landlord or lessee under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Acquisition.
(b)The Company does not own, or has never owned, any interest in any parcel of real property.
(c)With respect to each piece of Leased Real Property, the Company has a good and valid leasehold interest, and, to the Knowledge of the Sellers, each such leasehold interest is free and clear of any Lien except for Permitted Liens, except as set forth on Schedule 3.5(c).  To the Knowledge of the Sellers, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to the Leased Real Property.  Other than the Company to the Knowledge of the Sellers, there are no parties in possession or parties having any rights to occupy any of the Leased Real Property that is leased by the Company.
(d)Each piece of Leased Real Property is adequate and suitable in all material respects for the purposes for which it is currently being used.  To the Knowledge of the Sellers, the Company has reasonably adequate rights of ingress and egress with respect to all Leased Real Property and the improvements thereon pursuant to public streets and roads or by good, marketable and insurable appurtenant easements.
(e)The Company does not owe any brokerage commission with respect to any Leased Real Property.
(f)The Leased Real Property constitutes all of the real property utilized by the Company in the operation of its Business and is sufficient for the Company to operate the Business as currently conducted.
Section 3.6 Title to Assets; Related Matters.  Except as set forth in Schedule 3.6, the Company has good and marketable title to all of its properties and assets, free and clear of all Liens, except Permitted Liens.  All material equipment and other material items of tangible personal property and assets of the Company (a) are in good operating condition and capable being used for their intended purposes, ordinary wear and tear excepted, and (b) are usable in the Ordinary Course.  There has not been any significant interruption of operations of the Business due to, or notice from any Governmental Entity with respect to, inadequate maintenance by the Company of any tangible personal property and assets.  Except as disclosed in Schedule 3.6 or incurred in the Ordinary Course, since January 1, 2025, the Company has not sold, transferred or disposed of any material assets.  The assets and properties of the Company constitute all of the material assets, services, properties, goodwill and rights (including Company Intellectual Property rights) used in the business of the Company as currently conducted.  All of the Business assets and properties located at the Leased Real Property are owned or validly leased by the Company, as applicable.  Except as set forth in Schedule 3.6, no asset or property used in, or held for use in, the Business is leased from or owned by any Seller or an Affiliate of any Seller (other than the Company).

Section 3.7 Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company at December 31st, 2025 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Financial Statements”) are attached as Schedule 3.7, and unaudited financial statements consisting of the balance sheet of the Company as at March 31, 2026 and the related statement of income for the three month period then ended (the “Interim Financial Statements”) and together with the Financial Statements, are included in Schedule 3.7 and have been delivered or otherwise made available to Purchaser.  The Financial Statements have been prepared in accordance with the Company’s historical accounting practices applied on a consistent basis throughout the periods involved, subject, in the case of Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and are not materially different than GAAP.  The Financial Statements are based on the Books and Records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated and include the accrual of a pro-rata share of any reasonably expected bonus pools to be paid from the earnings of the Company upon the completion of the fiscal year. The balance sheet of the Company as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2026 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.  The Company maintains a standard system of accounting established and administered substantially in accordance with GAAP. No accrual has been provided for vacation, holiday or sick pay accrued by employees, and no provision for deferred Taxes has been made in the Financial Statements.

Section 3.8 Accounts Receivable.  All billed and unbilled accounts receivable of the Company (a) arose in the Ordinary Course, (b) except as provided in the associated allowance for doubtful accounts on the Final Statement, are valid, existing and result from bona fide transactions and are reasonably expected to be collectible without resort to legal proceedings or collection agencies, and (c) except as set forth on Schedule 3.8, are not subject to any refund or adjustment or, any defense, right of set-off, assignment, restriction, security interest or other lien.  Except as set forth on Schedule 3.8, no third party has initiated or threatened in writing to initiate, a dispute regarding the collectability of any accounts receivable. All billed and unbilled accounts receivable reflected in the Final Statement, net of the associated allowance for doubtful accounts, and, to the Knowledge of the Sellers, are fully collectible within three hundred and sixty-five (365) days after the date hereof and payable at their face amounts.  The Company has never factored any of its respective accounts receivable.  No account receivable set forth on Schedule 3.8 is with a party with whom the Company has had or settled a dispute regarding the collection of any past account receivable.

Section 3.10 Tax Returns; Taxes
(a)The Company has timely filed with all appropriate Governmental Entities all income, sales, use, and other Tax Returns required to be filed prior to the Closing Date by it in respect of all applicable Taxes of the Company.  All such Tax Returns are correct and complete in all material respects and were prepared in compliance in all material respects with applicable Law.  All Taxes due, or claimed to be due by any Tax authority, pursuant thereto (whether or not shown as due on any Tax Return) were paid when due.
(b)No written claim has ever been made by a Governmental Entity in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(c)There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax (other than Permitted Liens).
(d)Except as set forth in Schedule 3.9(d), the Company has collected and withheld all Taxes that they have been required to collect or withhold and have timely submitted all such collected and withheld Taxes to the appropriate authorities. The Company has complied in all material respects and is in compliance in all material respects with all applicable Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected or withheld.  All individuals paid for services by the Company have been properly classified as either employees or independent contractors in accordance with the Code and applicable Tax laws.
(e)Except as set forth in Schedule 3.9(e), the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date (each, a “Post-Closing Tax Period”) as a result of any (i) change in accounting method for any period ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period”) under Section 481 of the Code (or any analogous or comparable provision of United States, state or local or non-United States Tax law) other than as a result of the transactions contemplated hereunder, (ii) written agreement with a Tax authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period, (iii) deferred intercompany gain described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Tax law) arising from any transaction that occurred prior to the Closing Date or prior to the Closing on the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(f)There is no notice from any Governmental Entity with respect to the assessment of any additional Taxes for any period for which Tax Returns have been or will be filed.  There is no Litigation concerning any Liability for Taxes of the Company, either (i) claimed or raised by any Governmental Entity and delivered to the Company in writing, or (ii), based upon personal contact with any agent of such Governmental Entity.  No Tax audits or other administrative proceedings are presently pending or, to the Knowledge of the Sellers, threatened with respect to any Taxes for which the Company has been or could be liable.
(g)The Company has made available to the Purchaser true, correct and complete copies of all federal, state, local and foreign Tax Returns and all written communications from or to the IRS or other Governmental Entity in the Company’s custody, possession or control and relating to any such Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by the Company since January 1, 2024.
(h)The Company has not executed or entered into with any taxing authority (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax law that relates to the assets or operation of the Company, or (iii) any power of attorney with respect to any Tax matter that is currently in force.
(i)Except as set forth in Schedule 3.9(i), no Tax assessment or deficiency which has not been paid, or for which an adequate reserve has not been set aside, has been made or proposed in writing against the Company, nor are any of the Tax Returns now being or, threatened to be audited.  All Tax deficiencies determined as a result of any completed audit have been satisfied.  The Company has delivered or otherwise made available to the Purchaser complete copies of all audit reports and statements of deficiencies with respect to any Tax assessed against or agreed to by the Company for the three most recent taxable periods for which such audit reports and statements of deficiencies have been received by the Company.
(j)The Company is not a party to any agreement, contract, arrangement or plan that, has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax Law) in connection with the transactions contemplated by this Agreement, including the Acquisition.
(k)The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar arrangement, excluding, however, any agreement or arrangement the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Taxes are typical of such agreements or arrangements.
(l)Except as set forth in Schedule 3.9(l), the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return.

(m)The Company has no material liability for the Taxes of any Person other than the Company (A) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, or (C) by a contract other than contracts entered into in the Ordinary Course or any agreement or arrangement the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Taxes are typical of such agreements or arrangements.
(n)The Company will not be required to make an adjustment to any Tax attribute of, or the basis of any asset of, the Company under Section 1.1502-36(d) of the Treasury Regulations as a result of the transactions contemplated by this Agreement, including the Acquisition.

(o)To the Knowledge of the Sellers, the Company is not under examination by any taxing authority.

(p) The Company is, and since formation has been, properly classified as a partnership for U.S. federal and applicable state and local income tax purposes, and has not made or been subject to any election to be treated as a corporation.

Section 3.11No Undisclosed Liabilities.  Except as set forth in the Financial Statements or Schedule 3.10, the Company has no Liabilities of a nature required by GAAP to be reflected on the face of a balance sheet or in the notes thereto, other than (a) Liabilities incurred since the date of the Balance Sheet in the Ordinary Course, (b) forward-looking obligations to perform under any Contracts of the Company, or (c) the matters disclosed in or arising out of matters set forth in the schedules to this Agreement.
Section 3.12Absence of Certain Changes.  Since January 1, 2026, and except as set forth in Schedule 3.11 and for matters incurred in the Ordinary Course, (a) there has not been any Company Material Adverse Effect or any state of facts, circumstance, event, change, effect or occurrence that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (b) the Company has not:
(i)amended its organizational documents or merged or consolidated with any other Person, or changed or agreed to rearrange in any manner the character of its Business;
(ii)failed to maintain its Books and Records in the Ordinary Course;
(iii)issued, sold or purchased any options or rights to subscribe, with respect to its Membership Interests, or entered into any Contract or commitment to issue, sell or purchase, any Purchased Interests or other equity interests;
(iv)issued any note, bond or other debt security, or created, incurred, assumed or refinanced any Indebtedness, or guaranteed any Indebtedness, or incurred or assumed any Liability (whether or not currently payable), or incurred any Lien on any of its assets or rights;
(v)acquired any assets or properties or made or authorized, accelerated or deferred any capital expenditures;
(vi)declared, set aside or paid any dividends or made any other distributions of any kind to its shareholders, members or holders of equity interests, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its membership interest, capital stock, units or other equity interests;
(vii)changed any of its accounting or tax methods, policies, practices, or principles, changed its reserve amounts or policies, changed any depreciation or amortization policies or previously adopted rates, or written-off as uncollectible any accounts receivable;
(viii)amended any Tax Return;
(ix)changed any working capital practice, including accelerated any collections of cash or accounts receivable or deferred or delayed payments, or failed to make timely accruals, with respect to accounts payable and Liabilities incurred in the Ordinary Course;
(x)materially damaged any material assets or properties of the Company, or any other Person, or incurred or caused any material loss, destruction or casualty not covered by insurance;
(xi)settled or compromised any Litigation or waived or released any material right of the Company;
(xii)paid, discharged or satisfied any Liability or Lien other than Indebtedness as it matures and becomes due and payable;
(xiii)compromised or settled any issue relating to Taxes of the Company, agreed to any adjustment of any Tax attribute of the Company, or made any material election with respect to Taxes;
(xiv)acquired, sold, transferred, or disposed of, or agreed to acquire, sell, transfer, or otherwise dispose of, or entered into any agreement requiring the consent of any party to the transfer and assignment of, any material assets or rights (including management and control thereof) of the Company;
(xv)(A) hired any individual as an employee, (B) hired or engaged any individual as a consultant or independent contractor of the Company, (C) increased the annual salary, bonus or other compensation payable or to become payable to any employee, consultant or independent contractor of the Company, other than normal year-end increases; (D) increased the coverage or benefits available under any existing, or created any new, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement or otherwise modified or amended or terminated any such plan or arrangement, (E) entered into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amended any such existing agreement) with any employee, consultant or independent contractor of the Company, except, in each case, as required by applicable Law or by the terms of any Employee Benefit Plan, or (F) transferred any employment contract or arrangement of any employee, consultant or independent contractor of the Company to any Affiliate of any Seller;
(xvi)made any loans to any of its Affiliates or Representatives or changed any of its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Employee Benefit Plan or otherwise;
(xvii)entered into, modified or terminated any labor or collective bargaining agreement covering any employee of the Company or, through negotiations or otherwise, made any commitment or incurred any Liability to any labor organization or other group representing any employee of the Company or group thereof;
(xviii)entered into any transaction between the Company, on the one part, and any of the Affiliates of the Company, on the other part;
(xix)entered into any material real estate or personal property lease (as lessor or lessee);
(xx)made any changes in any of its sales practices or credit terms;
(xxi)waived any rights of material value or taken any actions with respect to collection practices that would reasonably be expected to result in any material losses or material adverse changes in collection loss experience;
(xxii)changed its manner of managing working capital; or
(xxiii)entered into any Contract outside the Ordinary Course, to do any of the things described in the preceding clauses (i) through (xxi).
Section 3.13Legal Proceedings.  Schedule 3.12 sets forth all Litigation of the Company for the three years prior to the date hereof, including the name of the claimant, the date of the alleged act or omission, a narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier (if referred), the estimated amount of exposure, the amount the Company has accrued with respect to such matter, or the amount of the Company’s claim and estimated expenses in connection with such matters.  Except as set forth on Schedule 3.12, there is no current Litigation to which the Company is a party or in which the Company is otherwise involved, and, to the Knowledge of the Sellers, no such Litigation has been threatened by any Person.  The Company has no Liability with respect to any past Litigation to which it was a party or was otherwise involved which is not fully covered by insurance policies.  There is no Order or other determination of an arbitrator or Governmental Entity specifically applicable to the Company, or any of the Company’s assets or properties.  There is no Litigation relating to alleged unlawful discrimination or sexual harassment or any other Litigation that if determined adversely to the Company would be deemed a violation of Section 3.13 hereof.  There is no Litigation which seeks to prevent, or seeks Damages in connection with, consummation of the Acquisition or the other transactions contemplated hereby or by the Company Ancillary Documents.

Section 3.14Compliance with Laws.
(a)Except as set forth in Schedule 3.13, to the Knowledge of the Sellers, the Company’s employees, consultants and independent contractors who are required as related to the Business to obtain and maintain Licenses in respect of their duties to the Company (such employees, consultants and independent contractors collectively, the “Licensed Professionals”) have maintained and have materially complied with, and maintain and are in material compliance with, all Licenses and Laws applicable to the Company, the Business, and the Licensed Professionals.  To the Knowledge of the Sellers, all such Licenses held by the Company or the Licensed Professionals are valid and in full force and effect, and there is no Litigation that could reasonably be expected to result in the termination, impairment or nonrenewal thereof.
(b)Except as set forth in Schedule 3.13, to the Knowledge of the Sellers, the Company, and its respective properties, assets, business and operations, have been and are being operated and have been and are in compliance in all material respects with all Laws and Orders applicable to such properties, assets, business or operations.  The Company has not received a written notice or other written communication alleging a possible violation of any Law or Order applicable to its properties, assets, business or operations, and no such written notice, communication or allegation has been threatened in writing.
(c)Neither the Company nor any of its respective shareholders, directors, or officers, or to the Knowledge of the Sellers, employees, managers, agents or other representatives, has, in connection with the Business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value or any commission payment payable, to:  (i) any person who is a Foreign Official; or (ii) any other Person, in either case in violation of any applicable Law for any of the following purposes:  (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, with, or directing business to, any Person.
Section 3.15Company Contracts.
(a)Schedule 3.14(a) sets forth a correct and complete list of the following Contracts and bids to which the Company is a party, by which the Company, or any of their respective assets or properties, is subject, or by which the Company is otherwise bound (collectively, the “Company Contracts”) (other than the Employee Benefit Plans described in Section 3.15, the Employment Agreements described in Section 3.17 and the insurance policies described in Section 3.18) and:
(i)any voting trusts or similar agreements relating to any of the Purchased Interests to which any Seller or the Company is a party;
(ii)all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts evidencing or governing Indebtedness;
(iii)any Contracts relating to the making of any loan or advance by the Company;
(iv)all leases or licenses involving any personal property or asset requiring the payment by the Company of an amount in excess of $25,000 per lease or license;
(v)any Contract that imposes any non-compete, non-solicitation or exclusivity restriction on the Company with respect to any line of the Business in which the Company is currently engaged or geographic area with respect to the Company;
(vi)any Contract that limits the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets or property;
(vii)all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $25,000 per Contract;
(viii)all Contracts granting to any Person (other than the Company) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets which are material to the Company;
(ix)any sales, broker, distributor, dealer, representative, franchise or agency agreements;
(x)all joint venture or partnership Contracts and all other similar Contracts providing for the sharing of any profits by the Company;
(xi)all Contracts involving the sale or purchase of substantially all of the assets or equity of any Person, or a merger, consolidation or business combination transaction;
(xii)all current Contracts with any Customers of the Company pursuant to which the Company expects to receive at least $100,000;
(xiii)all current Contracts with any Vendors pursuant to which the Company expects to spend at least $50,000;

(xiv)any Contract, other than Contracts with Customers, Vendors or suppliers of the Company entered into in the Ordinary Course, under which the Company has agreed to indemnify, or to provide any warranty or guaranty in favor of, any Person;
(xv)any license, sublicense or royalty agreement, including any agreement pursuant to which the Company licenses the right to use any Company Intellectual Property that is owned by the Company to any Person or from any Person, and any research and development agreements by which Company Intellectual Property has been created;
(xvi)any Government Contract the period of performance of which has not yet expired;
(xvii)any pending Government Bid;
(xviii)any non-Customer Contract that (A) cannot be terminated by the Company upon thirty (30) days or less notice any time without penalty or payment of cash consideration in excess of $25,000 to the counterparty and (B) involves aggregate consideration in excess of $50,000;
(xix)any Contract that requires the payment of commissions, finder’s fees or similar payments by the Company;
(xx)all other Contracts not made in the Ordinary Course which are material to the Company; and
(xxi)any Contract, other than as set forth above, to which the Company, or any Affiliate of the Company, is a party, the breach, violation or termination of which, or default under, by any party thereto, would reasonably be expected to result in a Company Material Adverse Effect.
(b)The Company Contracts (other than Government Bids) are legal, valid, binding and enforceable in all material respects in accordance with their respective terms with respect to the Company, and, each other party to such Company Contracts.
(c)Except as set forth in Schedule 3.14(c):
(i)there is no default under any Company Contract by the Company or, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Knowledge of the Sellers, any other party;
(ii)no party to any Company Contract has given written notice to the Company or, oral notice to the Company, of or made a claim against the Company with respect to any breach or default thereunder;

(iii)no party to any Company Contract has given written notice to the Company or, oral notice to the Company that it intends to cancel, withdraw, modify or amend any such Contract;
(iv)with respect to each Company Contract, (A) the Company has complied with all material terms and conditions of such Company Contract, including all clauses, provisions and requirements incorporated expressly or by reference therein; (B) the Company has complied, in all material respects, with all requirements of any statute, rule, regulation or Order of any Governmental Entity or any agreement pertaining to such Company Contract; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Company Contract were current, accurate and complete in all material respects as of their effective date, and the Company has complied in all material respects with all such representations and certifications; (D) no Governmental Entity nor any prime contractor, subcontractor or other Person has notified the Company in writing or, orally, that the Company has breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement; (E) in writing, no termination for convenience, termination for default, cure notice or show cause notice has been issued with respect to a Company Contract; (F) except for questions and disallowances in the Ordinary Course, no cost incurred by the Company has been questioned or disallowed by a Customer or Governmental Entity; and (G) except as permitted by the Company Contract or agreed to in the Ordinary Course, no money due to the Company has been withheld or set off;
(v)there exist (A) no outstanding claims or requests for financial adjustments against the Company, either by any party to a Company Contract, any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Company Contract, other than claims as to which the Company has established a reserve; (B) no facts upon which such a claim or request for a financial adjustment would be reasonably expected to be validly based in the future, other than claims as to which the Company has established a reserve; (C) no contract disputes for which written notice has been given and, no other contract disputes, in each case between the Company and any party to a Company Contract, any Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Company Contract, other than disputes as to which the Company has established a reserve;
(vi)Except as set forth in Schedule 3.14(c)(vi), (A) the revenue and profit associated with each of the Company Contracts, as applicable, have been recorded and (B) there exists no Company Contract with respect to which the Company expects to receive at least $50,000, with a period of performance that has not yet ended as to which the Company’s, as applicable, estimated cost at completion (including material and labor costs, other direct costs, overheads and engineering costs, whether incurred or yet to be incurred), exceeds the aggregate contract revenue recorded or reasonably expected by the Sellers to be recorded under such Company Contract through completion  in accordance with the Company’s historical accounting practices applied consistently with past practice.

(d)Except as set forth in Schedule 3.14(d):  (i) neither the Company, nor any of its directors, officers or, any employees or Representatives of the Company, is (or for the last five years has been) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid or is (or for the last five years has been) in violation, in any material respect, of any statutes or regulations applicable to the Company that are specifically applicable to Government Contracts, including prohibitions against conflict of interest or any governmental accounting regulations; and (ii) the Company has not made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led or could be expected to lead to any of the consequences set forth in clause (i) above or other Damages.
Section 3.16Company Employee Benefit Plans.
(a)Schedule 3.15(a) contains a true and complete list of each employment, stock option or other equity based compensation, bonus, deferred compensation, incentive compensation, severance or other termination pay, change-in-control, health, disability, life, cafeteria, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, whether written or oral, sponsored, maintained, participated in or contributed to or required to be contributed to by the Company, or (without duplication) in the case of any employee benefit plan described in subsections (c), (d) or (e) below, any other entity that would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA (an “ERISA Affiliate”), for the benefit of any current or former employee, officer, manager or director of the Company, or any ERISA Affiliate (collectively, the “Employee Benefit Plans”).  Schedule 3.15(a) identifies each of the Employee Benefit Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (the “ERISA Plans”).  Except as contemplated under this Agreement or as required by Laws, neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any current or former employee, officer, manager or director of the Company or any ERISA Affiliate.  The Company does not maintain any Employee Benefit Plan subject to a jurisdiction outside of, or for any employee, officer, manager or director of the Company, or any ERISA Affiliate, located or residing outside of, the United States.
(b)The Company has delivered or otherwise made available to the Purchaser a true and complete copy of:
(i)each Employee Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments, and Schedule 3.15(b) includes a description of any such amendment that is not in writing); and

(ii)the most recent Internal Revenue Service determination letter, advisory letter or opinion letter (if applicable) for each Employee Benefit Plan.
(c)Except as set forth in Schedule 3.15(c), neither the Company nor any ERISA Affiliate maintains or contributes to, or has within the last six (6) years maintained or contributed to, any Employee Benefit Plan that is subject to Title IV of ERISA, or Section 302 or Section 412 of the Code.
(d)Except as set forth in Schedule 3.15(d), no Employee Benefit Plan is a “multi- employer plan”, as defined in Section 3(37) of ERISA, nor is any Employee Benefit Plan a plan described in Section 4063(a) of ERISA.  All contributions have been made to any multiemployer plan that are required to be made by the Company under the terms of the plan or of any collective bargaining agreement or by applicable law; the Company has not withdrawn or partially withdrawn from any multiemployer plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan that has not been paid in full, and, to the Knowledge of the Sellers, no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal by the Company from any such plan which results in withdrawal liability with respect to any plan; and the Company has not received any notice that any multiemployer plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;
(e)To the Knowledge of the Sellers, no material liability under Title IV of ERISA has been incurred by the Company, or any ERISA Affiliate, since the effective date of ERISA that has not been satisfied in full, and to the Knowledge of the Sellers, no condition exists that presents a risk to the Company, or any ERISA Affiliate of incurring a liability under such title.
(f)All costs of administering and contributions required to be made on or prior to the date of this Agreement by the Company to each Employee Benefit Plan under the terms of that Employee Benefit Plan, ERISA, the Code or any other applicable Law have been timely made.  All amounts properly accrued to date as Liabilities of the Company under or with respect to each Employee Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Employee Benefit Plan have been recorded on the Company’s books.
(g)Except as set forth in Schedule 3.15(g), each Employee Benefit Plan complies currently, and to the Knowledge of the Sellers has complied in the past, both in form and operation, in all material respects, with all Laws applicable at the relevant time, including but not limited to ERISA and the Code.  Each Employee Benefit Plan has been operated in accordance with its terms in all material respects.  Furthermore, except as set forth in Schedule 3.15(g), the Internal Revenue Service has issued a favorable determination letter, advisory letter, or opinion letter with respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, and to the

Knowledge of the Sellers no event has occurred (either before or after the date of the letter) that would disqualify the plan.
(h)Each Employee Benefit Plan that is intended to meet currently applicable requirements for tax-favored treatment under Subchapter D of Chapter 1 of the Code is to the Knowledge of the Sellers, in compliance with such requirements and, if applicable, with the requirements of Sections 419 and 419A of the Code, and no “disqualified benefits” (within the meaning of Section 4976(a) of the Code) have been paid which would subject the Company to a Tax under Code Section 4976.
(i)No prohibited transaction has occurred with respect to any of the Employee Benefit Plans which is not exempt under Section 4975 of the Code and Section 406 of ERISA and which would result in a material liability to the Company, and the Company has not engaged in any transaction with respect to any Employee Benefit Plan which could subject it to either a civil penalty of a material nature assessed pursuant to Section 409, 502(i) or 502(l) of ERISA, or a Tax of a material nature imposed pursuant to Section 4975 or 4976 of the Code.
(j)The Company does not maintain any plan that provides (or will provide) medical or death benefits to one or more former employees (including retirees) beyond their retirement or other termination of service, other than benefits that are required to be provided pursuant to Section 4980B of the Code or state Law continuation coverage or conversion rights.
(k)There is no Litigation and, to the Knowledge of the Sellers, there are no investigations, either currently in progress or expected to be instituted in the future, relating to any Employee Benefit Plan, by any administrative agency, whether local, state or federal.
(l)There are no pending or, to the Knowledge of the Sellers, threatened lawsuits or other claims (other than routine claims for benefits under the plan) against or involving (i) any Employee Benefit Plan or (ii) to the Knowledge of the Sellers, any Fiduciary of such Employee Benefit Plan (within the meaning of Section 3(21)(A) of ERISA) brought on behalf of any participant, beneficiary or Fiduciary thereunder, nor to the Knowledge of the Sellers, is there any reasonable basis for any such claim.
(m)The Company has no commitment to create any additional Employee Benefit Plan, or any intention or commitment to modify any existing Employee Benefit Plan other than changes that are necessary to comply with applicable Law.
(n)Except as set forth in Schedule 3.15(n), none of the Employee Benefit Plans or any other employment agreement or arrangement entered into by the Company will entitle any current employees or former employee to any benefits or other compensation that become payable solely as a result of the consummation of the transactions contemplated hereby.
(o)None of the Employee Benefit Plans are subject to the Tax on unrelated business taxable income or unrelated debt-financed income under Section 511 of the Code.

(p)To the Knowledge of the Sellers, the Company has complied, prior to the date hereof (to the extent applicable), with the provisions of the Worker Adjustment and Retraining Notification Act, if applicable.
(q)To the Knowledge of the Sellers, all reports, notices and other disclosure relating to Employee Benefit Plans required to be filed with, or furnished to, Governmental Entities, plan participants or plan beneficiaries have been timely filed and furnished in accordance with applicable Law, including notices required to be furnished to employees under the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”) upon the occurrence of a “qualifying event”, as defined at Section 4980B of the Code, except where the failure to do so would not result in material liability to the Company.
(r)To the Knowledge of the Sellers, no Employee Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation or similar Litigation.
(s)None of the persons performing services for the Company have been improperly classified as independent contractors or as being exempt from the payment of wages for overtime.
(t)Schedule 3.15(t) lists, as of January 1, 2025, each individual who is absent from active employment with the Company by reason of (i) short-term or long-term disability, (ii) leave of absence under the Family and Medical Leave Act of 1993 (or comparable state statute), (iii) military leave (under conditions that give the employee re-employment rights) or (iv) other Company-approved leave of absence.
(u)Schedule 3.15(u) lists, as of January 1, 2025, each individual who (i) has elected to continue participating in a group health plan of the Company pursuant to an election under COBRA, or (ii) has not made an election under COBRA but who is still within the period during which the election may be made.
Section 3.17Labor Relations.  Except as set forth on Schedule 3.16(a), the Company is not or has not within the last six (6) years been a party to any collective bargaining agreement.  During the three years prior to the date hereof, there has been no labor strike, work stoppage, unfair labor practice charge, grievance or other organized labor dispute pending or, to the Knowledge of the Sellers, threatened against or with respect to the Company.  During the three years prior to the date hereof, to the Sellers’ Knowledge, there have been no activities or proceedings of any labor union to organize any employees of the Company.  To the Sellers’ Knowledge, no event has occurred that could provide the basis for any work stoppage or other organized labor dispute.  To the Knowledge of the Sellers, the Company is not liable for the payment of any compensation, Damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any Employment Laws.  To the Knowledge of the Sellers, all of the Company’s current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees and worker safety, conform in all material respects with all applicable Laws.  The Company is not subject to any pending claim for overdue overtime compensation due to any employee, and to the Knowledge of the Company, no such claim has been threatened.  No consent of any labor union is required to consummate the transactions contemplated by this Agreement and the Company Ancillary Documents.  Except as set forth on Schedule 3.16(b), the Sellers have no Knowledge to the effect that any current key employee, consultant or independent contractor has any immediate plans to terminate or materially alter its relations with the Company, either as a result of the transactions contemplated hereby or otherwise.

Section 3.18Employees and Contractors.  Schedule 3.17 contains a correct and complete list of (a) all of the corporate officers of the Company, specifying their position, work location and length of service, respectively, and (b) as of January 1, 2025 all of the other employees (whether full-time, part-time or otherwise) and independent contractors of the Company specifying their position, status, work location and length of service, and with respect to independent contractors, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee or independent contractor on such list who is subject to any Employment Agreement.  Except to the extent set forth in Schedule 3.17:
(a)to the Knowledge of the Sellers, the Company is in compliance in all material respects with all Employment Laws including Laws, Orders and other requirements respecting employment and employment practices, terms and conditions of employment and wages and hours; and is not engaging in any unfair labor practice with respect to any employee of the Company;
(b)there is no existing material default or material breach of the Company under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a material default or material breach) and, to the Knowledge of the Sellers, there is no such material default (or event or condition that, with notice or lapse of time or both, could constitute a material default or material breach) with respect to any other party to any Employment Agreement with the Company;
(c)other than the Employment Agreements set forth in Schedule 3.17, there is no severance, consulting, relocation or other agreement, contract or arrangement between the Company and any of their respective employees, other than at-will employment arrangements;
(d)there is no pending or, to the Knowledge of the Sellers, threatened charge, complaint, allegation, application or other process or claim against the Company before any Governmental Entity with respect to any employee;
(e)no employee is covered by any collective bargaining agreement with respect to services to the Company, nor, to the Knowledge of the Sellers, is there any effort being made by any union to so organize the employees;

(f)the Company has paid, or set forth as an accrual on the Financial Statements, and performed all payment obligations when due with respect to its respective employees, consultants, agents, officers and directors, including without limitation the payment of any accrued and payable wages, severance pay, vacation pay, sick and safe leave pay, any other entitlement or other form of compensation agreed to, benefits, bonuses, profit sharing contribution, profits in interest and commissions, except those obligations that are in good faith being challenged by the Company as not valid obligations as more fully described in Schedule 3.17; and
(g)except as set forth in Schedule 3.17, there are no pending or, to the Knowledge of the Sellers, threatened claims or actions against the Company under any workers’ compensation policy or long-term disability policy.
Section 3.19Insurance Policies and Bonds.
(a)The Company maintains insurance coverage with respect to its properties and business of such a nature, in such amounts, with such terms, and covering such risks as are required under Contracts and applicable Laws.  All such policies are in full force and effect.  The Company has not received written notice of default under any such policy, nor has it received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium or deductible increase with respect to any such policy.
(b)Schedule 3.18(b) contains a complete list of all insurance policies carried by or for the benefit of the Company (including any such policy under which the Company is listed as a named insured or an additional insured), specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any), the date through which coverage shall continue by virtue of premiums already paid, and a list and description of all claims made against such insurance policies for the three-year period prior to the date hereof.  None of the policy limits of such insurance have been exhausted, nor has the Company failed to give any notice or to present any claim thereunder in due and timely fashion.  The Company has not received any notice of the intent of any insurance company to not renew or to cancel any insurance policies for the Company or materially increase the premiums thereunder, and except as set forth in Schedule 3.18(b), none of the insurance policies shall terminate solely as a result of the transactions contemplated hereby.  Except as set forth on Schedule 3.18(b), the Company’s insurance policies provide, and have previously provided, all coverage that is or was required by applicable Law and by any and all Contracts and Licenses to which the Company is or was a party.
(c)Schedule 3.18(c) contains a complete, current and correct list of all outstanding bonds (including any bid, performance and payment bonds), letters of credit and other surety arrangements issued or entered into in connection with the Business, assets and Liabilities of the Company.  The Company is not in default under any of such arrangements.
Section 3.20Environmental, Health and Safety Matters.

(a)Except as set forth in Schedule 3.19(a), to the Knowledge of the Sellers, the Company is currently in compliance and has been in compliance, in all material respects, with all applicable Environmental Laws.
(b)(i) To the Knowledge of the Sellers, no Environmental Claims have been asserted in writing, or orally against the Company, nor do the Sellers have any Knowledge or notice of any pending or threatened Environmental Claims concerning the violation of any Environmental Law against the Company; and (ii) to the Knowledge of the Sellers, the Company has no Liabilities under any Environmental Law or with respect to Hazardous Substances.
(c)(i) To the Knowledge of the Sellers, there has been no Release or threatened Release at, on, under or from any of the properties or facilities currently leased or operated by the Company that could reasonably be expected to result in material Liability to the Company under any Environmental Law or Contract or with respect to Hazardous Substances; (ii) to the Knowledge of the Sellers, there was no Release at, on, under or from any of the properties formerly leased or operated by the Company during the period of such tenancy or operation that could reasonably be expected to result in Liability to the Company under any Environmental Law or Contract; and (iii) to the Knowledge of the Sellers, the Company has not arranged, by Contract, agreement or otherwise, for the treatment or disposal of Hazardous Substances at any location such as could reasonably be expected to result in any material Liability to the Company.
(d)To the Knowledge of the Sellers, except as set out in Schedule 3.19(d), the Company has not, as related to their services at a facility or project site, been involved in any event involving loss of life, bodily injury or any violation of any Environmental Law during the most recent five (5) year period.
Section 3.21Transactions with Affiliates.  Except as set forth in Schedule 3.20, to the Knowledge of the Sellers, other than for compensation received as employees and reimbursement for expenses incurred in the Ordinary Course, no Affiliate of the Company, no Person with whom any such Affiliate has any direct or indirect relation by blood, marriage or adoption, no entity in which any such Affiliate or Person owns any beneficial interest (other than a publicly held entity whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Affiliates and Persons in the aggregate), and no Affiliate of any of the foregoing has any interest in:  (a) any Contract, arrangement or understanding with the Company, or the properties or assets of the Company; (b) any loan, arrangement, understanding, agreement or Contract for or relating to the Company, or the properties or assets of the Company; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company.  Schedule 3.20 sets forth a correct and complete list of (y) all accounts receivable, notes receivable and other receivables and accounts payable owed by the Company to or due to the Company from any Affiliate of the Company, and (z) to the Knowledge of the Sellers, each blood or spousal relationship between (A) supervisory employees of the Company, and (B)

employees of the Company whom such supervisory employees directly or indirectly supervise.

Section 3.22Customers and Vendors; Services.
(a)Schedule 3.21(a) contains a correct and complete list of the names and addresses of the Customers and Vendors who acquired or were sold services or from whom purchases were made in excess of $50,000 since January 1, 2025, and the amount of sales or services provided to or purchases or services received from each such Customer or Vendor since January 1, 2025.  The Company maintains commercially reasonable relations with each of its Customers and Vendors.  Except as set forth in Schedule 3.21(a), no Customer or Vendor has during the last twelve (12) months, cancelled, terminated or, to the Knowledge of the Sellers, made any threat (i) to cancel or otherwise terminate any of its Contracts with the Company, or (ii) to decrease its usage or supply of the Company’s services.
(b)The Company has not been subject to any criminal investigation or penalty, civil penalty or award of civil damages with respect to the provision of services, and there is no Litigation by any Customer, Governmental Entity or insurers with respect to any services or other professional work performed by the Company.
Section 3.23Service Warranties.  Except as set forth in Schedule 3.22, the Company has not made any express warranty or guaranty as to services provided by the Company or their respective subcontractors, other than those warranties or guaranties provided for by applicable Laws (including without limitation by the inclusion or incorporation of contract clauses codified in the Federal Acquisition Regulation).  There is no pending or, to the Knowledge of the Sellers, threatened claim alleging, or any existing facts or circumstances that could reasonably be expected to give rise to, any breach of any express or implied warranty or guaranty or request for credit for defective services.  The Company has not been required to pay direct, incidental or consequential Damages to any Person or to incur any direct or indirect costs in connection with a warranty or guaranty claim in connection with any of such services during the three years prior to the date hereof.
Section 3.24Intellectual Property.
(a)Schedule 3.23(a) contains a correct and complete list of all Company Registered Intellectual Property and all unregistered trademarks and service marks that constitute Company Intellectual Property owned by the Company.
(b)No Company Intellectual Property that is owned by the Company and no Company Proprietary Software is subject to any proceeding or outstanding Order (i) restricting in any manner the use thereof by the Company, or (ii) that may affect, to the Knowledge of the Sellers, the validity, use or enforceability of any such Intellectual Property or any such Company Proprietary Software.  To the Knowledge of the Sellers, no Company Intellectual Property licensed to the Company and no Company Licensed Software is subject to any proceeding or outstanding Order (A) restricting in any manner the use thereof by the Company, or (B) that may materially affect the validity, use or enforceability of such Company Intellectual Property or any such Company Licensed Software.
(c)Each item of Company Registered Intellectual Property is subsisting and in full force in all material respects.  All necessary registration, maintenance and renewal fees due prior to the date hereof in connection with Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications required to be filed on or prior to the date hereof in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property or recording ownership by the Company of such Company Registered Intellectual Property (aside from any recordation that may result or be required by this Agreement).
(d)The Company is the sole and exclusive owner, free and clear of any Lien, except Permitted Liens of each item of Company Intellectual Property owned or purported to be owned and used by the Company in the conduct of its business currently conducted, other than Intellectual Property that is licensed to the Company and Intellectual Property that is available generally to the public without the requirement of a license.
(e)Schedule 3.23(e) lists all works of original authorship both owned by the Company and prepared by or on behalf of the Company (including Software programs), which works are material to the conduct of the Business of the Company, regardless of whether the Company has obtained or is seeking a copyright registration for such works.
(f)To the Knowledge of the Sellers, the operations of the Company as currently conducted do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction.
(g)To the Knowledge of the Sellers, no Person is infringing or misappropriating any Company Intellectual Property that is owned by or exclusively licensed to the Company.
Section 3.25Software.
(a)Schedule 3.24(a) sets forth a correct and complete list of the agreements for Company Licensed Software other than licenses to Company to use commercially available off-the-shelf Software.
(b)None of the Company Proprietary Software is subject to any contractual obligation or condition (including any obligation or condition under any “open source” license to which Company has agreed) that: (i) could or does require, or could or does condition the use or distribution of such Company Proprietary Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Proprietary Software; or (ii) could or does otherwise impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Proprietary Software.

(c)To the Knowledge of the Sellers, none of the Company Software contains any material programming defect, error or bug that is outside the scope of programming defects, errors and bugs typically corrected in the Ordinary Course of the Company’s software maintenance procedures and programs and that, if such defect, error or bug were not corrected, would materially and adversely affect the Company’s operations.
(d)Except as disclosed in Schedule 3.24(d), the source code for Company Proprietary Software currently in use by the Company or that is subject to any license arrangement is maintained in confidence consistent with commercially reasonable effort and generally recognized industry practices.
Section 3.26Licenses.  Schedule 3.25 is a correct and complete list of all Licenses held by the Company, and to the Sellers’ Knowledge, held by each Licensed Professional.  To the Knowledge of the Sellers, the execution, delivery and the consummation of the transaction contemplated by this Agreement shall not by themselves adversely affect any such License, or require consent from, or notice to, any Governmental Entity.  The Company, and to the Sellers’ Knowledge, each Licensed Professional have taken all commercially reasonable actions to maintain each License.  No loss, suspension or expiration of any License is pending or, to the Knowledge of the Sellers, threatened (other than expiration upon the end of any term).
Section 3.27Bank Accounts and Powers of Attorney.  Schedule 3.26 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts, lock box or other accounts of any nature with respect to its business, and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.  Schedule 3.26 also sets forth the name of each Person, firm, corporation or business organization holding a general or special power of attorney from the Company and a summary of the terms thereof.
Section 3.28Accounting Records.  Except as reflected in the Financial Statements or in Schedule 3.27, the Company maintains accounting records that fairly and validly reflect, in all material respects, its transactions and maintains accounting controls sufficient to provide reasonable assurances that such transactions are, in all material respects, (a) executed in accordance with management’s general or specific authorization, and (b) recorded as necessary to permit the preparation of financial statements applied on a consistent basis.
Section 3.29Brokers, Finders and Investment Bankers.  Except as set forth in Schedule 3.28, neither the Company nor any Representative or Affiliate of the Company has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller, severally and jointly, hereby represents and warrants to the Purchaser, as of the Closing Date, the following:

Section 4.1Authorization.  Each Seller has the right, power, authority and capacity to execute and deliver this Agreement and the Company Ancillary Documents to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the Company Ancillary Documents to which each Seller is a party have been duly executed and delivered by such Seller, and assuming due authorization, execution and delivery thereof by the other Parties hereto and thereto, constitute the valid and binding agreement of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
Section 4.2Absence of Restrictions and Conflicts.  The execution and delivery by each Seller of this Agreement and the Company Ancillary Documents to which such Seller is a party does not, and the performance of such Seller’s obligations hereunder and thereunder will not, (a) conflict with or violate any Law applicable to such Seller (with or without notice or lapse of time or both), or by which any of such Seller’s properties or assets is bound, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any contract, will, agreement, permit, franchise, license or other instrument applicable to such Seller, or (ii) any Order of any Governmental Entity to which such Seller is a party or by which any of such Seller’s properties are bound, or (c) conflict with or violate any arbitration award applicable to such Seller.
Section 4.3Ownership of Membership Interests.
(a)Each Seller has good and valid title to and beneficial ownership of the Membership Interests in the Company set forth next to such Seller’s name on Schedule 3.3; such Membership Interests are validly issued and free and clear of all Liens; and, immediately following the Closing, the Purchaser will own the Membership Interests of the Company free and clear of all Liens.
(b)Other than the Purchased Interests held by the Sellers, no Seller owns Membership Interests of the Company, or any warrant, purchase right, subscription right, conversion right, exchange right, conversion right, contingent right to receive or other right of any kind to have any such Membership Interest issued. The Sellers are the sole holders of Member Interests in the Company.

Section 4.4Legal Proceedings.  There is no Litigation or Proceeding pending or, to the Knowledge of the Sellers, threatened against, relating to or involving such Seller that could reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement or any Company Ancillary Document to which such Seller is a party.
Section 4.5No Foreign Person.  Such Seller is not a foreign person within the meaning of Section 1445 of the Code.

Section 4.6Certain Matters.   Each Seller represents that such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such Seller’s participation in the transactions contemplated by this Agreement, including the Acquisition, or has been able to consult with professionals who are able to enable such Seller to appreciate those merits and risks.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers, as of the Closing Date, the following:

Section 5.1Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
Section 5.2Authorization.  The Purchaser has all necessary corporate power and corporate authority to execute and deliver this Agreement and the Purchaser Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement and the Purchaser Ancillary Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes the valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
Section 5.3Absence of Restrictions and Conflicts.

(a)The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Documents to which it is a party does not, and the performance of the Purchaser’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Purchaser, (ii) conflict with or violate any Law applicable to the Purchaser (with or without notice or lapse of time or both), or by which any of its properties or assets is bound, or (iii) require any consent or result in any violation or breach of, or constitute a default or give to others any rights of termination, amendment, acceleration or cancellation, under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.
(b)The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Documents to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.
Section 5.4Legal Proceedings.  There is no Proceeding pending or, to the knowledge of the Purchaser, threatened against, relating to or involving the Purchaser that could reasonably be expected to adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement or any Purchaser Ancillary Document to which the Purchaser is a party in any material respect.
Section 5.5Investment Intent.  The Purchaser is acquiring the Purchased Interests for its own account for investment purposes only, and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

Article VI
CERTAIN COVENANTS AND AGREEMENTS
Section 6.1Tax Matters.
(a)Tax Periods Ending on or Before the Closing Date.  The Seller Representative shall prepare or cause to be prepared and timely filed all Tax Returns of the Company for all Pre-Closing Tax Periods that are due (taking into account applicable extensions) on or prior to the Closing Date.  All Tax Returns filed with respect to Pre-Closing Tax Periods shall be prepared using the same accounting method and elections used for the preparation of such Tax Returns in the preceding taxable period unless otherwise required by applicable Law or mutually approved by the Purchaser and the Seller Representative in writing.  The Sellers shall pay or cause to be paid on behalf of the Company all Taxes of the Company with respect to all Pre-Closing Tax Periods except to the extent such Taxes were taken into consideration in computing Closing NWC and excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income.  Any Tax refunds that are received by the Company, and any amounts credited against Taxes to which the Company become entitled, that relate to any Pre-Closing Tax Period (including the pre-Closing portion of a Straddle Period), shall be for the account of the Sellers, and the Purchaser shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt thereof or entitlement thereto, except to the extent such Tax refunds were taken into consideration in computing Closing NWC.  In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by any taxing authority to the Company of any amount that had been taken into account as a liability for Taxes in the determination of Closing NWC, the Purchaser shall cause the Company to pay such amount to the Sellers within fifteen (15) days after receipt or entitlement thereto.
(b)Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared at its own expense and shall timely file, taking into account extensions, or cause to be timely filed all Tax Returns of the Company for any Tax periods which begin before the Closing Date and end after the Closing Date (each, a “Straddle Period”).  At least thirty (30) days prior to the date on which each such Straddle Period Tax Return is to be filed, the Purchaser shall provide a copy of such Straddle Period Tax Return to the Seller Representative for his review and shall make any reasonable changes to such Tax Return that are requested by the Seller Representative.  The Sellers shall reimburse the Purchaser for the portion of the Taxes paid by the Purchaser with respect to such Straddle Period Tax Return that is allocable to the portion of the Straddle Period that ends on the Closing Date, except to the extent that such Taxes are taken into account in computing NWC, such reimbursement to be made within fifteen (15) days after such payment.  For purposes of this Agreement, Taxes for a Straddle Period shall be allocated as follows:  (i) ad valorem Taxes imposed on or with respect to real or personal property shall be allocated between the portion of the Straddle Period that ends on the Closing Date and the remaining portion of the Straddle Period in proportion to the number of days in each such portion, and (ii) all other Taxes shall be allocated based on a “closing of the books” as of the close of business on the Closing Date.  All Tax Returns filed for any Straddle Period shall be prepared using the same accounting method and elections used for the preparation of such Tax Returns in the preceding taxable periods unless otherwise required by applicable Law or mutually approved by the Purchaser and the Seller Representative in writing.  The Purchaser shall pay over to the Sellers any Tax refunds for any Straddle Period that are allocable (in accordance with the foregoing principles) to the portion of such Straddle Period ending on the Closing Date, such refund to be paid within fifteen (15) days of the Company’s receipt of the same.
(c)Tax Audits and Contests.  The Purchaser shall promptly notify the Seller Representative in writing upon the receipt by the Purchaser, the Company of notice of any audit or any court or administrative Litigation relating to the liability of the Company for Taxes for any period described in Sections 6.1(a) or 6.1(b).  The Sellers shall have the right, at their own expense and through counsel of their choosing, to participate in any audit or Litigation relating to a Pre-Closing Tax Period or Straddle Period, and the Sellers shall have the right, at their own expense and through counsel of their choosing reasonably acceptable to the Purchaser, to control any such audit or Litigation that relates to a Pre-Closing Tax Period (including any portion of a Straddle Period that relates to periods prior to the Closing Date).  The Purchaser shall have the right, at its own expense, to participate in any audit or Litigation that is controlled by the Sellers, and the Purchaser shall have the right to control any audit or Litigation that is not controlled by the Sellers.  The Purchaser shall not agree to settle or cause or permit the Company to settle any audit or Litigation which has the effect of imposing additional Tax liability on the Company with respect to any Pre-Closing Tax Periods or the portion of any Straddle Period that ends on the Closing Date without the advance written consent of the Seller Representative (which consent will not be denied, delayed or conditioned unreasonably).  In the event of conflict between the provisions of this Section 6.1(c) and the provisions of Section 8.3 with respect to any potential Liability for Taxes, the provisions of this Section 6.1(c) shall control.
(d)Within 120 days after the Closing Date, the Seller shall deliver to the Purchaser a proper allocation of the Aggregate Deemed Sales Price (as such term is defined in Treasury Regulation Section 1.338-4) among the assets of the Company in accordance with Treasury Regulations Sections 1.338-6 and 1.338-7 (the “Allocation Statement”) under the assumption that the transaction will be treated as an asset purchase for tax purposes.  The allocation of the Aggregate Deemed Sales Price shall be in accordance with the fair market value of the acquired assets as provided in Section 1060 of the Code.  The Purchaser shall have the right to review the Allocation Statement.  Within twenty (20) days after the Purchaser’s receipt of the Allocation Statement, the Purchaser shall indicate its concurrence therewith, or propose to the Seller any changes to the Allocation Statement.  The Purchaser’s failure to notify the Seller of any objection to the Allocation Statement within twenty (20) days after receipt thereof shall constitute the Purchaser’s concurrence therewith.  Should the Purchaser propose any change to the Allocation Statement, the Purchaser and the Sellers shall resolve any disagreement regarding the Allocation Statement in accordance with the provisions of Section 2.4(d).  The allocation so determined shall be binding on the parties, and all Tax Returns filed by the Purchaser, the Sellers, and each of their Affiliates, if any, shall be prepared consistently with such allocation, and none of them shall take a position on any Tax Return or other form or statement contrary to such allocation (unless required to do so by Law).  Appropriate adjustments shall be made with respect to the allocation for all payments made after the Closing Date in accordance with Section 6.1(d)(c).  Each of the parties agrees to notify the other if the IRS or any other authority proposes a reallocation of amounts allocated pursuant to this Section 6.13(e)(b). Notwithstanding the foregoing, no portion of the Aggregate Deemed Sales Price shall be allocated to any covenant not to compete, non-solicitation covenant, or similar restrictive covenant entered into in connection with this Agreement or the transactions contemplated hereby.
Section 6.2Release.
(a)Each Seller, on behalf of such Seller and such Seller’s successors, assigns, heirs, members, beneficiaries, creditors, Representatives, trustees and Affiliates (the

“Releasing Parties”) hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, and its successors, assigns, Affiliates (including, following the Closing, Willdan and its Affiliates), insurers, controlling persons, and operating, administration and services companies and the like, and all persons and entities acting for, through or in concert with any of them (collective, the “Released Parties”), of and from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, Damages, demands and compensation of every kind and nature whatsoever, past, present or future, whether known or unknown, contingent or otherwise, suspected or unsuspected, at law or in equity, whether in any federal or state court or before an administrative agency of any federal, state, county or municipal government, which such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the Closing Date, against the Released Parties(collectively, “Causes of Action”); provided, however, that nothing herein shall be deemed to release (i) Sellers’ rights under this Agreement, (ii) any claims of a Seller for amounts owed to such Seller, if applicable, pursuant to this Agreement, (iii) any claims arising out of or involving fraud, (iv) any claim that cannot be released as a matter of Law, or (v) any right of any Seller to assert any defense, counterclaim, cross-claim, or third-party claim in any action, proceeding, or dispute initiated against any Seller by Purchaser, the Company, or any of their respective Affiliates, successors, or assigns.
(b)Each Seller, severally, hereby represents to the Released Parties that such Seller (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties, and (iii) has been given an opportunity to or has consulted with counsel with respect to the execution and delivery of this release and has been apprised of the consequences hereof.
(c)Each Seller, on behalf of himself or itself and each other Releasing Party, intentionally and specifically waives any statute or rule which may prohibit the release of future rights or a release with respect to unknown claims.
(d)Each Seller, severally, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Parties, based upon any Causes of Action.  Each Seller further agrees that, in the event such Seller brings a claim or charge covered by this Section 6.2 or does not dismiss and withdraw any claim covered by this Section 6.2 in which he seeks Damages or any other relief against any Released Party, or in the event he seeks to recover against any Released Party in any claim brought by a Governmental Entity on such Seller’s behalf, the release in this Section 6.2 shall serve as a complete defense to such claims or charges. If any provision of this Section 6.2 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 6.2 will remain in full force and effect.  Any provision of this Section 6.2 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 6.3Employee Benefits Matters.  The Purchaser shall continue the employment of each individual who is an employee of the Company as of immediately prior to the Closing (each, a “Continuing Employee”) on an at-will basis or pursuant to the terms of any existing employment agreement in effect on the Closing Date, as applicable.

(a)With respect to any one or more employee benefit policies, plans or programs maintained by the Purchaser or its Affiliates from time to time (each, a “Purchaser Plan”) in which Continuing Employees participate after the Closing, the Purchaser shall, or shall cause the Company or such Affiliates to recognize all service of Continuing Employees with the Company and its current and former Affiliates from each such employee’s most recent date of hire as reflected in the Company’s records for purposes of eligibility to participate, vesting credit (other than vesting of equity awards), form of payment, and  accrual of paid time off benefits or severance in applicable Purchaser Plans, as such plans may be amended from time to time, to the same extent taken into account under a comparable Employee Benefit Plan as is offered to similarly situated employees of the Purchaser immediately prior to Closing, but not to any extent that such recognition would result in any duplication of benefits or violation of any law or regulation.
(b)Nothing contained in this Section 6.3 shall be construed to (i) establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, (ii) limit the ability of the Purchaser or the Company to amend, modify or terminate any compensation or benefit plan, program or arrangement maintained by the Company or Purchaser at any time after the Closing Date, or (iii) provide any third party beneficiary rights to any Person under this Agreement.
Section 6.4Transaction Expenses. Each Party shall pay its own expenses incidental to the preparation of this Agreement and the other Company Ancillary Documents, the carrying out of the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby, including fees and disbursements of their respective attorneys, accountants, brokers, finders and investment bankers; provided, that the Parties hereby agree that the Sellers shall be responsible for and shall pay any and all Transfer Taxes and any and all Transaction Expenses.
Section 6.5Confidentiality. From and after the Closing, each Seller shall, and shall cause their respective controlled Affiliates to, hold, and shall use reasonable best efforts to cause their or such Affiliates’ respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that  Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of their respective Affiliates or their or such Affiliates’ respective representatives; (b) is lawfully acquired by  Seller, any of their respective Affiliates or their or such Affiliates’ respective representatives from and after the Closing from sources which are not, to the knowledge of the receipt, prohibited from disclosing such information by a legal, contractual or fiduciary obligation of confidentiality; or (c) is independently developed by Seller, any of their respective Affiliates or their or such Affiliates’ respective representatives.  If Seller, any of their respective Affiliates or any of their or such Affiliates’ respective representatives are required to disclose any information by judicial or administrative process or by other requirements of Law, Seller (or their respective Affiliates and their and such Affiliates’

respective representatives) shall, only to the extent practicable and permitted by applicable Law, promptly notify Purchaser of such required disclosure and shall disclose only that portion of such information which Seller (or other applicable disclosing party) is advised by its counsel (which can include in-house counsel) is legally required to be disclosed, provided that Seller, as the case may be, shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.6Public Announcements. Subject to any legal obligations, the Purchaser and the Seller Representative shall consult with each other with respect to the timing and content of any announcements regarding this Agreement or the transactions contemplated hereby, and no Seller shall, without the prior written consent of the Purchaser, issue any public announcement or press release regarding this Agreement or the transactions contemplated hereby.
Section 6.7Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.8. Post-Closing Consents. The Parties acknowledge and agree that certain consents required in connection with the consummation of the Acquisition have not been obtained as of the Closing Date and are identified on Schedule 3.4(a) (collectively, the "Scheduled Consents"). Purchaser has elected to consummate the Acquisition notwithstanding the failure to obtain such Scheduled Consents prior to Closing. Accordingly: (a) neither the Company nor any Seller shall be deemed to be in breach of any representation, warranty, covenant or agreement set forth in this Agreement, or any Company Ancillary Document, by reason of the failure to obtain any Scheduled Consent prior to or following the Closing; (b) no Purchaser Indemnified Party shall have any right to indemnification, contribution, set-off or any other claim for Damages under this Agreement or otherwise against any Seller or the Company arising from or relating to the failure to obtain any Scheduled Consent, whether before or after the Closing; (c) by executing this Agreement, Purchaser irrevocably acknowledges and agrees that it has assumed the risk associated with the failure to obtain any Scheduled Consent and has waived any right to assert any claim against the Sellers or the Company on account thereof; and (d) following the Closing, each of Purchaser and the Company shall use commercially reasonable efforts to seek and obtain, as promptly as practicable, each Scheduled Consent that remains outstanding as of the Closing Date, and the Sellers shall cooperate reasonably with such efforts at no out-of-pocket cost or expense to the Sellers.

Article VII
CLOSING DELIVERABLES
Section 7.1Sellers’ Closing Deliverables.  At or prior to the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a)each completed W-9 Form in accordance with Section 2.3(c);
(b)the Books and Records of the Company;
(c)each of [REDACTED], [REDACTED], [REDACTED], [REDACTED], [REDACTED] and [REDACTED] shall have executed a non-competition agreement in substantially the form set forth on Exhibit 7.2(d)(2), (the “Seller Agreements”);
(d)copies of a good standing certificate from the applicable Governmental Entity of the Company’s jurisdiction of incorporation and each jurisdiction in which the Company is qualified to conduct business, dated a recent date prior to the Closing Date;
(e)a duly executed Assignment of Membership Interests;
(f)a certificate certifying the Company’s Second Amended and Restated Operating Agreement;
(g)all other documents required to be entered into or delivered by the Company and the Sellers at or prior to Closing pursuant to the express terms of this Agreement or such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement;
(h)a corporate consent resolution authorizing the sale;
Section 7.2Purchaser Closing Deliverables.  At or prior to the Closing, the Purchaser shall deliver, or cause to be delivered, the following:
(a)the Initial Purchase Price, paid in accordance with Section 2.2(a);
(b)the Seller Agreements, executed on behalf of the Company by the Purchaser;
(c)a certificate, executed by the Purchaser’s secretary and dated as of the Closing Date, stating that the Board of Directors of the Purchaser has taken all necessary action to approve and authorize, including obtaining the approval of the Purchaser’s banks “BMO Harris Bank N.A., MUFG Union Bank, N.A., Bank of America N.A., Citibank N.A. and U.S. Bank, N.A.”, the Purchaser’s performance of its obligations under this Agreement and the Purchaser Ancillary Documents to which it is a party and all actions required to be taken by the Purchaser pursuant hereto and thereto;

(d)a certificate of insurance or other evidence that the R&W Insurance policy is in full force and effect as of the Closing Date; and
(e)all other documents required to be entered into or delivered by the Purchaser at or prior to Closing pursuant to the express terms of this Agreement.

Article VIII
INDEMNIFICATION
Section 8.1  Indemnification of the Purchaser Indemnified Parties.  Subject to the other provisions of this Article VIII, from and after the Closing, the Sellers shall indemnify, reimburse, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred, resulting or arising from the following; provided, however, that with respect to any claim arising under Section 8.1(a) (other than a claim based on Fraud), the Purchaser Indemnified Parties shall, as a condition precedent to asserting any indemnification claim directly against any Seller, first submit such claim to and use commercially reasonable efforts to recover such claim under the R&W Insurance policy, and no Seller shall have any direct liability to any Purchaser Indemnified Party under Section 8.1(a) unless and until (x) such claim has been finally denied in writing by the R&W Insurance carrier, or (y) the R&W Insurance policy has been exhausted:
(a)any breach or inaccuracy of any representation or warranty made in Article III or Article IV this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or undertaking made any Seller in this Agreement or any Company Ancillary Document;
(c)any and all Indebtedness or Transaction Expenses, to the extent not paid or taken into account in determining the Initial Purchase Price at or prior to the Closing; provided, however, that no Seller shall have any indemnification obligation under this Section 8.1(c) with respect to (i) any retention payments, incentive compensation, or other compensatory arrangements initiated, imposed, or required by Purchaser or any of its Affiliates on or after the Closing Date, (ii) any payments attributable to post-Closing events or decisions made by Purchaser or any of its Affiliates, (iii) any employer-side payroll, employment or social security Taxes arising solely from compensation arrangements established or modified by Purchaser after the Closing Date, or (iv) the R&W Insurance premium or associated fees and costs, it being the intent of the Parties that Seller indemnification obligations under this Section 8.1(c) are limited solely to Transaction Expenses arising from pre-Closing obligations of the Company or the Sellers as set forth in the definition of Transaction Expenses;
(d)notwithstanding any Knowledge qualifiers contained in any representations and warranties of the Sellers hereunder, any Liability or obligation for (i) any Taxes imposed on the Company with respect to any Pre-Closing Tax Period and the portion of any Straddle Period through and ending on the Closing Date, other than Taxes for which Sellers are entitled to be indemnified pursuant to Section 6.1 (provided, however, that the Sellers shall have no liability for Taxes attributable to transactions or occurrences outside the Ordinary Course on the Closing Date after the Closing), (ii) any Taxes of any member of an affiliated, consolidated combined or unitary group of which the Company (or predecessor of the Company) was a member prior to the Closing, for which the Company is liable pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any Taxes of any Person (other than the Company) imposed on the Company as a transferee, successor or by Contract, when the events giving rise to such Taxes and to the Company’s liability for such Taxes occurred prior to the Closing, (iv) any Taxes imposed upon any income or gain recognized by the Sellers or the Company with respect to the sale and purchase of the Purchased Interests pursuant to the provisions of this Agreement, and (v) any Transfer Taxes; and
(e)any Liability or obligation incurred by the Company with respect to any of the Litigation disclosed or required to be disclosed in Schedule 3.12.

The Damages of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.” Each Seller’s liability with respect to Purchaser Losses under Section 8.1(a) and Section 8.1(b) shall be several and not joint, and shall be limited to such Seller’s pro rata share of such Purchaser Losses based on such Seller’s Sharing Ratio; provided, however, that (i) each Seller’s individual liability for Purchaser Losses arising from a breach or inaccuracy of such Seller’s own representations and warranties in Article IV or a breach of such Seller’s own covenants and agreements hereunder shall be borne solely by such Seller; and (ii) any Seller whose Sharing Ratio is equal to or less than 10% shall have no liability under Section 8.1 other than for (x) Purchaser Losses arising from a breach or inaccuracy of such Seller’s own representations and warranties in Article IV, (y) a breach of such Seller's own individual covenants hereunder, or (z) such Seller’s Sharing Ratio percentage of any Sales Tax imposed on the Company relating to any pre-Closing period.

Section 8.2Indemnification of the Seller Indemnified Parties.  Subject to the other provisions of this Article VIII, from and after the Closing, the Purchaser shall indemnify, reimburse, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages incurred, resulting or arising from the following: (a) any breach of any representation or warranty made by the Purchaser in this Agreement; (b) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or any Purchaser Ancillary Document and any breach by the Company of any covenant, agreement or undertaking in this Agreement or any Purchaser Ancillary Document; (c) any Liability or obligation for (i) any Taxes imposed on the Company with respect to any periods after the Closing Date, (ii) any Taxes attributable to transactions or occurrences outside the Ordinary Course on the Closing Date and after the Closing, (iii) any Taxes for which Sellers are entitled to be indemnified pursuant to Section 6.1; (d) Purchaser’s Transaction Expenses; (e) the operation or conduct of the business by Purchaser or the Company after the Closing (including any Liability arising out of facts, circumstances or conditions first occurring after the Closing Date)  The Damages of the Seller Indemnified Parties described in this Section 8.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”
Section 8.3Indemnification Procedure. A party making a claim for indemnification under Section 8.1 shall be referred to as an “Indemnified Party” and a party against whom such claim for indemnification is asserted under Section 8.1 shall be referred to as an “Indemnifying Party.”  All claims by any Indemnified Party under Section 8.1 shall be asserted and resolved as follows:
(a)In the event that (i) any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each, a “Proceeding”) is asserted or instituted by any Person other than the

Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third Party Claim”), or (ii) any Indemnified Party shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Indemnification Claims”), the Indemnified Party shall, as promptly as practicable after it becomes aware of a Third Party Claim or facts supporting a Direct Claim (and in any event, within fourteen (14) days thereof), send to the Indemnifying Party a written notice specifying the nature of such Indemnification Claim, (a “Claim Notice”). The Claim Notice shall include in reasonable detail, at a minimum (i) copies of all pleadings, summonses, citations, notices, demands, correspondence, and other documents served on or received by the Indemnified Party in the case of a Third Party Claim, (ii) the specific nature of such Indemnification Claim, including a reasonably detailed explanation of the facts and circumstances giving rise thereto; (iii) the amount or estimated amount of Damages sought or anticipated in connection with such Indemnification Claim; (iv) any other remedy sought under a Third-Party Claim; (v) any relevant time constraints, deadlines, or response obligations relating to a Third Party Claim; (vi) the specific representations, warranties, covenants or other provisions of this Agreement alleged to have been breached or that give rise to such Indemnification Claim; and (vii) any other material details pertaining thereto that are reasonably necessary for the Indemnifying Party to evaluate such Indemnification Claim. The Indemnified Party shall supplement or amend the Claim Notice promptly (and in any event within ten (10) Business Days) upon obtaining material additional information relating to the Indemnification Claim, including any updates to the estimated amount of Damages, any additional pleadings or correspondence received, or any material change in the facts and circumstances underlying the Indemnification Claim. The failure to provide a timely or fully compliant Claim Notice as required by this Section 8.3(a) shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party has been actually and materially prejudiced by such delay or failure, in which case the Indemnifying Party shall be relieved of its obligations hereunder only to the extent of such prejudice; provided however, that if the Indemnified Party fails to deliver a Claim Notice within the applicable Claims Period, any claim for indemnification with respect to the facts and circumstances set forth in such Claim Notice shall be permanently barred and waived, regardless of prejudice.
(b)In the event of a Third Party Claim, the Indemnifying Party shall, at its sole cost and expense, have the right to defend against and direct the defense of such Third Party Claim, provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party to the extent provided hereunder and the Indemnifying Party shall be entitled to be represented by counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party in connection with such Proceeding, provided that such counsel is acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld, delayed or conditioned). If the Indemnifying Party elects to defend against and direct the defense of any Third Party Claim, it shall within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so, provided that the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the

Indemnifying Party does not elect within the Dispute Period to defend against and direct the defense of any Third Party Claim or fails to notify the Indemnified Party of its election during the Dispute Period, the Indemnified Party may defend against and direct the defense of such Third Party Claim. If the Indemnifying Party elects to defend against and direct the defense of such Third Party Claim and appoint counsel in connection therewith, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, (ii) the Indemnified Party may participate, at its own cost and expense, in the defense of such Third Party Claim, and (iii) the Indemnified Party shall have the right to engage separate counsel in connection therewith, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of no more than one such separate counsel (at rates that are reasonable and customary for counsel of comparable experience in the relevant jurisdiction) if, and only if, (x) in the reasonable opinion of counsel to the Indemnifying Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary, (y) the Indemnifying Party requests that the Indemnified Party participate in such defense, or (z) the Indemnifying Party shall not have engaged counsel within a reasonable time (but not more than fifteen (15) days) after notice of the institution of such Third Party Claim. Except as provided in the preceding sentence, nothing in this Section 8.3 shall require the Indemnifying Party to be responsible for the fees and expenses of more than one law firm representing the Indemnified Party in any jurisdiction at any time in connection with the defense against a Third Party Claim. The Indemnified Party shall: (A) cooperate fully and unconditionally with the Indemnifying Party and its counsel in the defense, investigation, and resolution of any Third Party Claim, including making available all relevant personnel, books, records, documents and information reasonably requested by the Indemnifying Party; (B) promptly (and in any event within five (5) Business Days) notify the Indemnifying Party in writing of all material developments in the Third Party Claim, including any new pleadings, demands, correspondence, settlement offers, or other material communications received by the Indemnified Party; and (C) take no action with respect to any Third Party Claim, including making any statement or admission, that could materially and adversely affect the Indemnifying Party’s defense or indemnification obligations without the prior written consent of the Indemnifying Party. Failure of the Indemnified Party to comply with the obligations in clauses (A), (B) or (C) of the immediately preceding sentence shall, to the extent the Indemnifying Party is actually and materially prejudiced by such failure, relieve the Indemnifying Party of its indemnification obligations hereunder with respect to such Third Party Claim to the extent of such prejudice. Notwithstanding the foregoing, if a Third Party Claim (1) seeks the imposition of an Order that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, or (2) seeks a finding or admission of a criminal violation by the Indemnified Party or any of its Affiliates, the Indemnified Party alone shall be entitled to contest and defend such claim in the first instance and, if the Indemnified Party does not contest such Third Party Claim, the Indemnifying Party shall then have the right to contest such Third Party Claim. No Third Party Claim may be settled or compromised, or offered to be settled or compromised, or a default permitted or an entry of any judgment consented to (each, a “Settlement”) (A) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) if (1) such Settlement provides for injunctive or other nonmonetary relief affecting the Indemnified Party or, (2) such Settlement does not include an unconditional general release of the Indemnified Party from all liability with respect to such Third Party Claim, or (B) by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, this Section 8.3 shall not apply to any Tax audit or other Tax proceeding addressed in Section 6.1.
(c)In the event of a Direct Claim, the Claim Notice delivered by the Indemnified Party shall comply in all respects with the requirements of Section 8.3(a), including the requirements to specify the amount or estimated amount of Damages, the specific provisions alleged to have been breached, and the factual basis for the claim with reasonable particularity. The Indemnifying Party shall notify the Indemnified Party in writing within thirty (30) days after receipt of a fully compliant Claim Notice whether the Indemnifying Party disputes such Direct Claim, setting forth in reasonable detail the basis for any such dispute. If the Indemnifying Party fails to notify the Indemnified Party within such thirty (30) day period that it disputes the Direct Claim, the Indemnifying Party shall be deemed to have accepted such Direct Claim, but only to the extent such Claim Notice is fully compliant with the requirements of Section 8.3(a). Any deemed acceptance pursuant to this Section 8.3(c) shall be without prejudice to the Indemnifying Party’s right to raise any defense based on the liability limits set forth in Section 8.5 or any other applicable limitation on indemnification set forth in this Agreement.
(d)From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of either Party, each Party shall grant the other and its Representatives reasonable access to the books, records, employees, Representatives and properties of such Party to the extent reasonably related to the matters to which the Claim Notice relates.  All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of each Party.  The Party requesting access will not, and shall use its reasonable best efforts to cause it Representatives not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Party’s Representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 8.3(d) that is designated as confidential by the other Party.  Notwithstanding the foregoing, neither Party shall have access to (i) any medical or other employee information that is contained in the personnel records of the other Party or its Affiliates and the disclosure of which would subject that Party or such Affiliate to risk of liability, (ii) any information that is subject of any attorney-client or other privilege in favor of the other Party or its Affiliates, or (iii) any information the disclosure of which would cause the other Party or any of its Affiliates to violate any applicable Law.
(e)After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums determined or agreed to be due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof by wire transfer within ten (10) Business Days after the date of such notice or, if required earlier, pursuant to the terms of the agreement reached with respect to the Indemnification Claim.
Section 8.4Claims Period.  The Claims Period shall be as follows:
(a)The representations and warranties made in Article III, Article IV, or Article V of this Agreement shall survive the Closing until the date that is 24 months following the Closing Date; provided, however, that except as set forth in below, (i) the Claims Period for any Fundamental Purchaser Claim shall begin on the date hereof and continue until that date that is eight (8)  years following the Closing Date, and (ii) the Claims Period for any Statute Of Limitations (“SOL”) Purchaser Claims shall survive the Closing until the date that is six (6) months following the expiration of the longest applicable statute of limitations (including any extension thereof agreed to by the Purchaser and the Seller Representative) applicable thereto;
(b)The Claims Period for any covenants, agreements or undertakings made by the Parties in this Agreement, any Company Ancillary Document or any Purchaser Ancillary Document shall survive the Closing in accordance with their express terms, except as set forth in subsection (c) immediately below; and

The Claims Period for the covenants, agreements and undertakings set forth in Section 6.1 (Tax Matters) shall survive the Closing until the date that thirty (30) days following the longest applicable statute of limitations (including any extension thereof agreed to by the Purchaser and the Seller Representative) applicable thereto.

No claim or cause of action for indemnification under this Article VIII may be made following the expiration of the applicable Claims Period; it being understood that in the event notice of any claim for indemnification under this Article VIII shall have been given within the applicable Claims Period, the representations, warranties, covenants or obligations that are the subject of such indemnification claim shall survive with respect to such indemnification claim until such time as such claim is fully and finally resolved, including by final non-appealable Order of a court of competent jurisdiction, even if the date of such full and final resolution occurs after the applicable Claims Period. Except with respect to Fundamental Purchaser Claims and SOL Purchaser Claims, for purposes of determining the amount of Damages to which an Indemnified Party may be entitled to recover under this Article VIII and for purposes of determining whether or not an Indemnified Party is entitled to indemnification pursuant to this Article VIII, each of the representations and warranties that contains any “Material Adverse Effect,” “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein.

Section 8.5  Liability Limits.  The Purchaser Indemnified Parties may not make a claim for indemnification under Section 8.1(a) for Purchaser Losses unless and until the aggregate amount of Purchaser Losses for which the Purchaser Indemnified Parties are entitled to seek Indemnification under Sections 8.1(a) exceeds  the Retention then in effect under the R&W Insurance Policy (the “Deductible”), and Sellers shall have no liability for any portion of Purchaser Losses below such Deductible.  The Purchaser Indemnified Parties shall be entitled to indemnification for all Purchaser Losses arising under Section 8.1(a) in excess of the Deductible, subject to the other requirements of Section 8.1; provided, that in no event shall the aggregate amount of indemnification under Section 8.1(a) owed to the Purchaser Indemnified Parties exceed $[REDACTED] (the “Indemnification Cap”), it being the intent of the Parties that claims for Purchaser Losses arising from breaches of representations and warranties shall be made primarily against the R&W Insurance policy except in tax matters, and cases of Fraud.  Notwithstanding the foregoing, in no event shall (i) the Deductible apply to any Fundamental Purchaser Claim or any SOL Purchaser Claim and (ii) the Indemnification Cap apply to any claims resulting or arising from Fraud.

Section 8.6  Set-Off Rights.  Subject to the limitations and procedures of this Article VIII, the Sellers agree that any and all Purchaser Losses that have been finally determined (whether by mutual written agreement of the Parties or by a final non-appealable judgment of a court of competent jurisdiction) to be owed by the Sellers to the Purchaser Indemnified Parties may be offset against the Earn-Out Payment to be made by Purchaser in accordance with Section 2.5 hereof; provided, however, that (i) Purchaser shall deliver a Claim Notice to the Seller Representative prior to exercising any right of set-off hereunder, and (ii) no set-off may be exercised unless and until liability with respect to the applicable Purchaser Losses has been finally determined by mutual written agreement of the Parties or by a final non-appealable judgment of a court of competent jurisdiction. If it is finally determined (whether by mutual written agreement of the Parties or a final non-appealable judgment of a court of competent jurisdiction) that the Purchaser was not entitled to indemnification with respect to all or any portion of any amount set off by Purchaser pursuant to this Section 8.6, Purchaser shall promptly, and in any event within ten (10) Business Days of such determination, repay to the Seller Representative (for distribution to the Sellers in accordance with their respective Sharing Ratios) an amount equal to such disallowed set-off amount, together with interest thereon at the rate of fifteen percent (15%) per annum, calculated from the date such amounts were first withheld from Sellers through the date of actual repayment..
Section 8.7  Limitation on Damages; Insurance Recovery; No Double Recovery; No Consequential or Punitive Damages.  In determining the liability of the Sellers for any Losses pursuant to Section 8.02, no Loss will be deemed to have been sustained by the Purchaser Indemnified Parties, to the extent of any proceeds actually received by the Purchaser Indemnified Parties  from any insurance recovery (net of all out-of-pocket costs directly related to such recovery).  In connection with such insurance recovery the Purchaser Indemnified Parties shall each be responsible for the R&W Insurance deductible amount.  To the extent required by law, each Purchaser Indemnified Person shall use commercially reasonable efforts to mitigate all Purchaser Losses that are indemnifiable or recoverable hereunder upon becoming aware of any event, circumstance or condition that has resulted in or could reasonably be expected to give rise to an Indemnification Claim hereunder, including pursuing all available rights and remedies against third parties..  In accordance with Article VIII, with respect to any claim for indemnification under this Agreement for which coverage is available under the R&W Insurance, the Purchaser Indemnified Parties  shall pursue coverage as sole and exclusive remedy, for such claim insured under such R&W Insurance policy; provided, that if any claim is refused under such R&W Insurance due to the Fraud (other than claims of constructive or equitable fraud) by the Sellers, the Purchaser Indemnified Parties may pursue such claim against the  Sellers in accordance with Article VIII. No Indemnified Party shall be entitled to recover more than once for the same Damages, and the amount of any Damages recoverable by an Indemnified Party under this Article VIII shall be calculated net of (A) any amounts actually recovered by the Indemnified Party under any insurance policy (including the R&W Insurance), net of all reasonable costs of recovery and any resulting increase in insurance premiums directly attributable to such claim, (B) any indemnification, contribution or other payment actually received by the Indemnified Party from any third party with respect to such Damages, and (C) any Tax benefit actually realized by the Indemnified Party as a result of or arising from the facts or circumstances giving rise to such Damages or the receipt of any indemnification payment, in each case in the year in which the Damages are incurred or the two immediately succeeding taxable years. No Indemnifying Party shall have any liability under this Article VIII for any special, consequential, incidental, indirect, punitive, or exemplary Damages, or Damages in the nature of lost profits, loss of business opportunity, or diminution in value (other than diminution in value of the Purchased Interests to the extent directly caused by a breach of a representation or warranty), except to the extent such Damages are actually awarded to a third party in connection with a Third Party Claim.

Section 8.8  Treatment of Indemnity Payments.  To the extent permitted under IRS guidelines, all payments made pursuant to Section 8.1 and Section 8.2 shall be deemed adjustments to the Purchase Price for tax purposes.
Section 8.9Exclusive Remedy; Specific Performance.  Except with respect to Fraud or a willful breach, each Party acknowledges and agrees that the indemnification provisions in this Article VIII shall be the sole and exclusive remedy after Closing with respect to any and all Damages incurred, resulting or arising under Section 8.1; provided, however that this Article VIII shall not prohibit specific performance or other equitable relief as described in this Section 8.9.  Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party may, subject to the terms hereof, institute and prosecute an action in any court of competent jurisdiction to enforce specific performances of such covenant or agreement or seek any other equitable relief.

Article IX
MISCELLANEOUS PROVISIONS
Section 9.1Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by the United States Postal Service, or if sent by electronic mail or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective Parties as follows:

To the PurchaserWilldan Energy Solutions

and after the Closing2401 E. Katella Ave. Suite 300

to the Company:Anaheim, CA  92806

Attn:  Mike Bieber

Email:  [REDACTED]

with a copy to (which shallWilldan Group Inc.

not constitute notice):2401 E. Katella Ave. Suite 300

Anaheim, CA  92806

Attn: Micah Chen

Email:  [REDACTED]

To the Seller Representative andAs set forth on the signature pages hereto the Sellers:

with a copy to (which shall

not constitute notice):

[REDACTED]

or to such other representative or at such other address as such Person may furnish to the other Party in writing.

Section 9.2Schedules and Exhibits.  The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.
Section 9.3Assignment; Successors in Interest.  No assignment or transfer by any Party of his or its rights and obligations hereunder shall be made except with the prior written consent of the other Party.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.
Section 9.4Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
Section 9.5Controlling Law; Amendment.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to choice of law rules.  This Agreement may be amended or supplemented in any and all respects only by written agreement of the Parties.
Section 9.6Submission to Jurisdiction. Each Party agrees that any legal action or other legal proceeding arising out of or relating to this Agreement or the enforcement of any provision of this Agreement or the transactions contemplated hereby shall be brought or otherwise commenced exclusively in any state or federal court located in the City and County of Dallas, State of Texas.  Each Party agrees to mediate any dispute arising out of or relating to this Agreement or the enforcement of any provision of this Agreement or the transactions contemplated hereby before resorting to litigation.  Unless the Parties agree otherwise in writing, the mediation will be conducted through the City and County of Dallas, Texas office of JAMS.  A demand for mediation shall be served in writing on the other Party or Parties to this Agreement within a reasonable time after the dispute has arisen.  A Party may file a legal proceeding in order to preserve the Party’s rights with respect to the running of any statutes of limitations without violating the requirement of mediation, provided that mediation is commenced promptly and before the incurrence of significant legal fees or the undertaking of any discovery in connection with the legal proceeding.  A dispute not resolved within ninety (90) days after submission to mediation shall be resolved by litigation.  Each Party:

(i)expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the City and County of Dallas, State of Texas (and each appellate court located in the City and County of Dallas, State of Texas) in connection with any such legal proceeding, including to enforce any Order or award;
(ii)consents to service of process in any such proceeding in any manner permitted by the laws of the State of Texas, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1 is reasonably calculated to give actual notice;
(iii)agrees that each state and federal court located in the City and County of Dallas, State of Texas shall be deemed to be a convenient forum;
(iv)waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the City and County of Dallas, State of Texas, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and
(v)agrees to the entry of an Order to enforce any Order or award made pursuant to this Section 9.6 by the state and federal courts located in the City and County of Dallas, State of Texas and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, Order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Texas or any other jurisdiction.
Section 9.7Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.
Section 9.8Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.  This Agreement may be executed and delivered by facsimile or other electronic transmission.

Section 9.9Parties in Interest.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns (and with respect to the indemnification provided for in Article VIII only, the Purchaser Indemnified Parties) any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.
Section 9.10Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
Section 9.11Integration.  This Agreement, the Company Ancillary Documents, and the Purchaser Ancillary documents and the other documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.
Seller Representative
.
(a)By the execution and delivery of this Agreement, including counterparts thereof, each Seller hereby irrevocably constitutes and appoints [REDACTED] (the “Seller Representative”), and the Seller Representative hereby accepts such appointment, as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:
(i)act for such Seller, if applicable, with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of such Seller;
(ii)amend or waive any provision hereof in any manner;
(iii)employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in the sole discretion thereof, deems necessary or advisable in the performance of his duties as the Seller Representative;
(iv)act for such Seller with respect to all Initial Purchase Price matters, including any adjustments thereto, and all earn-out matters;

(v)incur any expenses, liquidate and withhold assets received on behalf of such Seller prior to their distribution to such Seller to the extent of any amount that the Seller Representative deems necessary for the payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;
(vi)receive all notices, service of process, communications and deliveries hereunder on behalf of such Seller; and
(vii)do or refrain from doing any further act or deed on behalf of such Seller that the Seller Representative deems necessary or appropriate, in the sole discretion of the Seller Representative, relating to the subject matter hereof as fully and completely as such Seller could do if personally present and acting and as though any reference to such Seller herein was a reference to the Seller Representative.
(b)The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative as the act of such Seller in all matters referred to herein.
(c)The Seller Representative shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) the Seller Representative shall not be subject to any fiduciary or other implied duties with respect to any Seller; (ii) the Seller Representative shall not have any duty to take any discretionary action or exercise any discretionary powers, and (iii) except as expressly set forth herein, the Seller Representative shall not have any duty to disclose, and shall not be liable for the failure to disclose to any Seller, any information relating to Purchaser, this Agreement or the transaction contemplated hereunder except as specifically required herein or in any other agreement, including but not limited to any information obtained by the Seller Representative in his capacity as a Seller.  The Seller Representative shall not be liable for any action taken or not taken by him in the absence of his own gross negligence or willful misconduct.
(d)In the event the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Seller Representative shall be the Person that [REDACTED] appoints.
(e)The Purchaser acknowledges and agrees that except for his liability as a Seller hereunder, [REDACTED] shall have no additional liability under this Agreement due to the appointment of such Seller as the Seller Representative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

THE PURCHASER:

WILLDAN ENERGY SOLUTIONS

By:

Name: Mike Bieber

Title: President and CEO

WILLDAN

WILLDAN GROUP, INC.

By: ______________________________________

Name: Mike Bieber

Title: President and CEO

SIGNATURE PAGE TO MEMBER INTEREST PURCHASE AGREEMENT

SELLER REPRESENTATIVE:

By:[REDACTED]

Address:

Email:

SELLERS:

[REDACTED]

By:[REDACTED], President

Address:

Email:

[REDACTED]

By:[REDACTED], President

Address:

Email:

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

By: [REDACTED]

Address:

Email:

__________________________________________

By: [REDACTED]

Address:

Email:

__________________________________________

By: [REDACTED]

Address:

Email:

By: [REDACTED]

Address:

Email:

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

[REDACTED]

By:________________________, Trustee

Address:

Email:

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT